Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

JACK IN THE BOX INC.,

EPIC MERGER SUB INC.

and

DEL TACO RESTAURANTS, INC.

December 5, 2021

The Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 5, 2021, is entered into by and among Jack in the Box Inc., a Delaware corporation (“Parent”), upon its formation in accordance with this Agreement, Epic Merger Sub Inc., a to-be-formed Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Del Taco Restaurants, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of each of the Company and Parent have (and immediately upon Merger Sub’s formation, the Board of Directors of Merger Sub shall have) unanimously approved this Agreement and deemed it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, (i) the Boards of Directors of each of the Company and Parent  have (and immediately upon Merger Sub’s formation, the Board of Directors of Merger Sub shall have) unanimously (A) determined that this Agreement and the Merger are advisable and in the best interests of their respective stockholders, (B) approved the Merger on the terms and subject to the conditions set forth herein, and (C) adopted this Agreement, and (ii) the Company Board has resolved to recommend that the stockholders of the Company adopt and approve this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Parent (the “Voting Agreement”) pursuant to which each such Person has agreed, among other things, to vote or cause to be voted the shares of Company Common Stock held by such Person or any of such Person’s Affiliates in favor of the Merger and any other actions contemplated by this Agreement in respect of which approval of the stockholders of the Company is sought.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01
Definitions.

(a)
As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and any Third Party containing terms no less favorable, in the aggregate, to the Company than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement may contain provisions that permit the Company to comply with the provisions of Article 6 and shall not be required to contain standstill provisions.  Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a purchase of, or business combination with, the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Accelerating Company Restricted Stock Award” means a Company Restricted Stock Award that is not a Non-Accelerating Company Restricted Stock Award.

“Acquisition Proposal” means any inquiry (in writing or otherwise), offer, proposal or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of any class of outstanding voting securities of the Company (or securities convertible into or exchangeable for 20% or more of any class of voting securities of the Company), or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of outstanding voting securities of the Company (or securities convertible into or exchangeable for 20% or more of any class of voting securities of the Company), (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means an amount equal to the sum of the RSU Award Payments, plus the aggregate Per Share Merger Consideration, plus the aggregate Option Consideration.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated, issued or applied by a Governmental Authority that is binding upon and applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Los Angeles, California or New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 7, 2021 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 7, 2021.

“Company Balance Sheet Date” means September 7, 2021.

“Company Benefit Plan” means a Plan (i) that is maintained, administered or sponsored by the Company or any of its Subsidiaries, (ii) with respect to which contributions, premiums or other payments are made or required to be made by the Company or any of its Subsidiaries with respect to any Employee or (iii) pursuant to which the Company or any of its Subsidiaries has or could have any liability (including a Company Employee Agreement).

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended.

“Company Existing Credit Facility” means the Credit Agreement, dated as of August 4, 2015, among Sagittarius Restaurants LLC, as the borrower, Del Taco Holdings, Inc., F&C Restaurant Holding Co., the other Persons party thereto from time to time as a “Loan Party,” each lender from time to time party thereto, JPMorgan Chase Bank, N.A. and Bank of Montreal, as Co-Syndication Agents, Regions Bank, as Documentation Agent, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as amended through the date hereof.

“Company Employee Agreement” means any employment, consulting, services, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory agreement, contract, understanding, obligation or commitment with any Employee and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has or could have any liability.

“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock Awards and the Company RSUs, and any other outstanding equity-based award (whether vested or unvested) denominated in shares of Company Common Stock.

“Company Financial Advisor” means Piper Sandler & Co. or another independent financial advisor of nationally recognized reputation.

“Company FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of Company Franchises in the United States.

“Company Franchisee” means a Person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Company Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Company Franchise within a specific geographic area or at a specific location.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, effect, development, circumstance, condition or occurrence (an “Effect”) that, individually or in the aggregate, (a) has  a material adverse effect on the financial condition, business or results of operations of the Company or (b) prevents or materially delays consummation of the Merger on the terms contained in this Agreement; provided, however, that in the case of clause (a) only, no Effects resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists, has occurred or is reasonably likely to exist or occur: (i) conditions (or changes therein) generally affecting the industry or industries in which the Company operates (including the restaurant industry) unless such Effects materially and disproportionately have a greater adverse impact on the Company relative to other, similarly-situated (i.e., taking into account size, geography, product offerings and markets served) Persons operating in the industries in which the Company and its Subsidiaries operate, (ii) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit, commodity (including oil), produce, livestock or capital market conditions or changes affecting companies with similar geographic coverage as the Company in the industry or industries in which the Company operates (including the restaurant industry) unless such Effects materially and disproportionately have a greater adverse impact on the Company relative to other, similarly-situated (i.e., taking into account size, geography, product offerings and markets served) Persons operating in the industries in which the Company and its Subsidiaries operate, (iii) any generally applicable change in Applicable Law or GAAP or judicial, regulatory or other interpretation of any of the foregoing unless such Effects materially and disproportionately have a greater adverse impact on the Company relative to other, similarly-situated (i.e., taking into account size, geography, product offerings and markets served) Persons operating in the industries in which the Company and its Subsidiaries operate, (iv) the taking of any actions that are expressly required by the Agreement to be taken, or the failure to take any action that is expressly prohibited by the Agreement to be taken, or at the written request or with the written consent of Parent or Merger Sub, (v) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Merger and the other transactions contemplated by this Agreement, including any litigation arising therefrom, or any adverse change in customer, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship, including as a result of the identity of Parent (provided, that the exceptions set forth in this clause (v) shall not apply in connection with any breach of or inaccuracy in any representation or warranty set forth in this Agreement expressly addressing the consequences of the negotiation, execution or announcement of this Agreement and the Merger and the other transactions contemplated by this Agreement (including Section 4.03) or any condition in Article 7 as it relates to the accuracy of any such representation or warranty), (vi) changes in the Company Common Stock price or the trading volume of the Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or external budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that if and to the extent that facts or occurrences giving rise or contributing to such failure are not otherwise excluded from the definition of a “Company Material Adverse Effect,” such facts and circumstances may be taken into account), (viii) the existence or impact of any litigation, investigation or inquiry involving the Company or any Subsidiary or Affiliate of the Company that has been disclosed in the Company Disclosure Schedule, (ix) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under the express terms of Company Benefit Plans in existence as of the date hereof and disclosed in the Company SEC Documents or the Company Disclosure Schedule, (x) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, pandemics (including COVID-19 and any associated COVID-19 Measures) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement unless such Effects, in the case of Effects resulting from COVID-19 and associated COVID-19 Measures, result from any material failure by the Company or its Subsidiaries to comply with any compulsory COVID-19 Measures applicable to the Company or any of its Subsidiaries and (xi) any Parent Matter.

“Company Restricted Stock Award” means each award with respect to a share of Company Common Stock outstanding under the Company Stock Plan that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time- or performance-based vesting.

“Company Stock Option” means each option (whether vested or unvested) to purchase shares of Company Common Stock outstanding under the Company Stock Plan.

“Company Stock Plan” means the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan.

“Company Termination Fee” shall mean an amount equal to $14,200,000.

“Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind to which the Company or any of its Subsidiaries is a party that is (or purports to be) legally binding.

“COVID-19” means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and any evolutions or variants thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated or issued publicly by any Governmental Authority and applicable to the Company and its Subsidiaries, or their businesses, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Debt Financing Sources” means the agents, lenders and the other Persons party to, and providing the Financing under, the Debt Commitment Letter.

“Effect” has the meaning given in the definition of Company Material Adverse Effect.

“Employee” means any current or former employee, officer or director of the Company or any of its Subsidiaries.

“Environmental Law” means any Applicable Law relating to the pollution, human exposure to Hazardous Materials, or protection of the environment or natural resources, as amended, and the regulations promulgated pursuant thereto.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the Per Share Merger Consideration divided by the closing price per share of Parent’s common stock, par value $0.01 per share, on the trading day immediately preceding the Closing Date.

“executive officer” shall be as defined in Rule 16a-1(f) under the Exchange Act.

“Franchise” means any grant by the Company or any of its Subsidiaries to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Laws” means the FTC Rule and any other law of the United States regulating the offer or sale of franchises, business opportunities or seller-assisted marketing plans including any pre-sale registration or disclosure law.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governmental Authority” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, territorial, local or supranational.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” or a “pollutant” or “contaminant” or words of similar import, including petroleum and its by-products, asbestos and asbestos containing materials, lead, radon, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof; (ii) trademarks, service marks, trade names, logos, slogans, trade dress and other source indicators and registrations and applications to register any of the foregoing, including intent-to-use registrations or similar pending reservations of marks (as well as all goodwill associated with each of the foregoing); (iii) works of authorship and copyrights (whether registered or unregistered), applications for copyright registration (and all translations, adaptations, derivations and combinations of the foregoing); (iv) Internet domain names, URLs, and social media identifiers and handles; (v) software (including object code, source code, or other form), data, data sets, databases, and collections of data; (vi) trade secrets, confidential information, know-how, ideas, methods, formulae, methodologies, processes, technology, customer lists and inventions; (vii) moral rights (and waivers or agreements not to enforce moral rights), publicity rights and any other proprietary or intellectual property rights of any kind or nature; and (viii) any and all rights (created or arising under the laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and related to any of clauses (i) – (viii) above, including rights to limit the use or disclosure thereof by any Person (or any other equivalent or similar type of proprietary intellectual property right arising from or related to intellectual property to the extent protectable by Applicable Law and the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections).

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of his own files, of each of Steven Brake, John Cappasola, Jr., Chad Gretzema, Jeff Little and Jack Tang.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“NASDAQ” means the Nasdaq Global Market.

“Non-Accelerating Company Restricted Stock Award” means each Company Restricted Stock Award granted by the Company in 2019 and 2021 to the individuals set forth in Section 1.01(a) of the Company Disclosure Schedule.

“Order” means any order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Authority.

“Parent Material Adverse Effect” means any change, effect, development, circumstance, condition or occurrence that, individually or in the aggregate, prevents or materially delays consummation of the Merger or materially impairs or materially delays the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

“Parent SEC Documents” means, collectively, all forms, reports, schedules, statements and other documents filed or furnished (as applicable) by Parent with the SEC since and including January 1, 2017 under the Exchange Act or the Securities Act, as have been amended since the time of their filing.

“Parent Termination Fee” shall mean an amount equal to $28,400,000.

“Permitted Liens” means (i) Liens reflected in the Company Balance Sheet, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company in the operation of its business, (iii) Liens for Taxes, assessments or governmental charges or levies on property that are (a) not yet due and payable or (b) being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements filed with the SEC, (iv) non-exclusive licenses under Company Intellectual Property granted in the ordinary course in connection with the sale or marketing of the Company’s products or services, and (v) Liens which would not materially interfere with the use of such property or assets by the Company.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, firm, joint venture, association or other entity or organization, including a Governmental Authority.

“Personal Information” means any information defined as “personal data,” “personally identifiable information” or “personal information” or any functional equivalent of these terms relevant under any Privacy Laws, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household.

“Plan” or “Plans” means (a) any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (b) any retirement, deferred compensation, retiree medical or life insurance, severance, termination pay, change in control or transaction bonus, retention, incentive, stock option or other equity compensation, fringe benefit, insurance, vacation, paid-time off, supplemental unemployment, supplemental or excess benefit, or other employee benefit plan, contract, program or arrangement.

“Privacy Laws” means any Applicable Laws relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information as applicable in all relevant jurisdictions, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Applicable Laws, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais), as well as U.S. federal and state Applicable Laws, in particular the California Consumer Privacy Act of 2018, the California Privacy Rights Act, when applicable (and no later than as of January 1, 2023), and the New York SHIELD Act.

“Proceeding” means any claim, action, suit, examination, audit, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity.

“Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship laws, including the requirements of such laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) are directly or indirectly owned by such Person.

“Systems” means all of the following that are owned by, used, or relied on by the Company and its Subsidiaries: software, software engines, computer hardware (whether general or special purpose), websites, website content and links and equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping, and communications, telecommunications systems, networks, interfaces, platforms, servers, peripherals, computer systems, and other information technology infrastructure, including any outsourced systems and processes, and information and functions owned, used or provided by the Company or its Subsidiaries.

“Superior Proposal” means any written Acquisition Proposal that the Company Board determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel), taking into account the legal, regulatory, financial and financing aspects of such proposal and of this Agreement and such factors as the Company Board (or any committee thereof) considers to be appropriate (including any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such proposal in accordance with Section 6.03(d)) and the Person making the proposal, (i) is reasonably capable of being consummated in accordance with its terms and (ii) which, if consummated, would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Merger; provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” shall be deemed to be references to “more than 50%.”

“Tax” means any and all U.S. federal, state, territory, local, foreign and other taxes imposed by any Taxing Authority, including, without limitation, any levies, duties, tariffs, imposts, assessments, and other similar charges and fees, including, without limitation, income, franchise, estimated severance, health insurance, government pension plan, escheat, windfall or other profits, accumulated earnings, gross receipts, premiums, property, conveyance, sales, use, net worth, capital stock, capital gains, payroll, employment, social security (or similar), wage or other withholding, workers’ compensation, unemployment compensation, other employment-related taxes, severance, excise, withholding, ad valorem, stamp, transfer, personal holding company, value-added, goods and services, gains tax and license, registration and documentation fees, severance, occupation, environmental (including taxes under former Section 59A of the Code), customs duties, disability, real property, personal property, unclaimed property, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, or collection of any Tax.

“Tax Return” means any U.S. federal, state, territory, local and non-U.S. report, information statement, return, certificate, claim for refund, election, estimate or declaration with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Parent, or any of their respective Affiliates or Representatives.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Applicable Law.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Affected Employees	6.07(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(a)(i)
Alternative Debt Financing	6.16(a)
Bankruptcy and Equity Exception	4.02(a)
Board Recommendation	4.02(b)
Capitalization Date	4.04(a)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
Company	Preamble
Company Common Stock	4.04(a)
Company Disclosure Schedule	Article 4
Company Franchise	4.19(a)
Company Franchise Agreements	4.19(a)
Company Leased Real Property Leases	4.18(c)
Company Pension Plan	4.13(b)
Company Permits	4.10(b)
Company Preferred Stock	4.04(a)
Company Registered Intellectual Property	4.17(a)
Company RSUs	2.06(d)
Company SEC Documents	4.05(a)
Company Securities	4.04(c)
Confidentiality Agreement	6.14
Converted Restricted Shares	2.06(c)
Covered Persons	6.10(a)
Current Premiums	6.10(d)
Debt Commitment Letter	5.07(a)
Debt Financing	5.07(a)
Definitive Debt Agreements	6.16(a)
DGCL	Recitals
Effective Time	2.02(b)
End Date	8.01(b)
Exchange Agent	2.04(a)
FDA	4.21(a)
Financial Statements	4.05(b)
Financing Amount	5.07(c)
Food Laws	4.21(a)
Food Permits	4.21(a)
Franchise Schedule Period	4.19(e)
Indemnification Agreements	6.10(a)
Indemnified Party	6.17

Intervening Event	6.03(b)
Leased Real Property Leases	4.18(b)
Licensed Intellectual Property	4.17(a)
Match Right Notice	6.03(d)(i)
Match Right Period	6.03(d)(i)
Material Contract	4.11
Merger	Recitals
Merger Sub	Preamble
MEWA	4.13(f)
Multiemployer Plan	4.13(f)
Multiple Employer Plan	4.13(f)
Option Consideration	2.06(a)
Owned Real Property	4.18(a)
Parent	Preamble
Parent Matter	6.17
Payment Fund	2.04(a)
Per Share Merger Consideration	2.03(a)
Pre-consummation Warning Letter	6.11(a)
Proxy Statement	6.04(a)
Proxy Statement Clearance Date	6.04(c)
Remaining Stock Plan Shares	2.06(e)
Required Governmental Approvals	6.11(a)
RSU Award Payments	2.06(d)
Specified Franchisees	4.19(b)
Solvent	5.08
Stockholder Approval	4.02(a)
Stockholders’ Meeting	6.04(c)
Suppliers	4.20
Surviving Corporation	2.02(c)
Voting Agreement	Recitals

Section 1.02
Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term defined in this Agreement shall be deemed also to define the corollary plural definition, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case, as amended from time to time.  References to “$” and “dollars” are to the currency of the United States.  References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.  Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP.  The phrases “made available”, “furnished” or similar phrases as used in this Agreement shall mean that the subject documents were either posted in the “Project Epic” data room maintained by Datasite.com or delivered to Parent or its accountants, attorneys, or other agents prior to 12.01 a.m Pacific Time on the date hereof.

ARTICLE 2
THE MERGER

Section 2.01
The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, on the date that is as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of McDermott Will & Emery LLP, 444 West Lake Street, Suite 4000, Chicago, Illinois 60606, unless another place is agreed to in writing by the parties hereto.

Section 2.02
The Merger.

(a)
Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL.

(b)
The Merger shall become effective on such date and at such time when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

(c)
At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL.

Section 2.03
Conversion of Shares.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a)
except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $12.51 in cash without interest (the “Per Share Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the  Per Share Merger Consideration for each share upon surrender of such certificate in accordance with Section 2.04, without interest;

(b)
each share of Company Common Stock owned by the Company and any shares of Company Common Stock owned by Parent or Merger Sub (or any of their respective Affiliates) immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c)
each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04
Surrender and Payment.

(a)
Prior to the Effective Time, Parent shall appoint Continental Stock Transfer & Trust Company as the exchange agent (or such other nationally recognized exchange agent agreed to between the parties) (the “Exchange Agent”) to act as agent for the Company’s stockholders who shall become entitled to receive funds pursuant to this Agreement, including as agent for the purpose of exchanging for the Per Share Merger Consideration, certificates representing shares of Company Common Stock (the “Certificates;” provided, however, that any references herein to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock).  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent the aggregate Per Share Merger Consideration (the “Payment Fund”).  To the extent such fund diminishes for any reason below the level required to make prompt payment of the aggregate Per Share Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments.  The Payment Fund shall be invested by the Exchange Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of the aggregate Per Share Merger Consideration payable hereunder, and following any losses Parent shall promptly provide additional funds to the Exchange Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days, or guaranteed by, and backed by the full faith and credit of, the United States.  Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund and shall be paid to the Surviving Corporation on the earlier of twelve (12) months after the Effective Date or the full payment of the aggregate Per Share Merger Consideration.  The Payment Fund shall not be used for any other purpose.  The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Per Share Merger Consideration in respect of such shares.  Promptly after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in forms reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.09) to the Exchange Agent for use in such exchange).

(b)
Each holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive the Per Share Merger Consideration in respect of each share of Company Common Stock represented by a Certificate, promptly, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of shares of Company Common Stock, and, in each case, delivery to the Exchange Agent of such other documents as may reasonably be requested by the Exchange Agent.  Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Per Share Merger Consideration.  No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)
If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)
All Per Share Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)
Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Per Share Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent or the Surviving Corporation for payment of the Per Share Merger Consideration, without interest.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.05
Dissenting Shares.  Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Per Share Merger Consideration but instead shall be entitled only to payment of the appraised value of such shares in accordance with Section 262 of the DGCL following which such shares shall automatically be canceled and shall cease to exist provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.08 and less any amounts previously paid to such holder pursuant to Section 262(h) of the DGCL) in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such shares.  The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06
Company Stock Options; Restricted Stock Awards; Restricted Stock Unit Awards.

(a)
Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time, shall be automatically converted into the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of such Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Stock Option immediately prior to the Effective Time (such product, the “Option Consideration”).  From and after the Effective Time, Company Stock Options shall no longer represent the right to purchase shares of Company Common Stock by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration, if any.  Payments of the Option Consideration shall be paid as soon as practicable following the Effective Time, without interest.  All payments provided pursuant to this Section 2.06(a) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.08.  If the exercise price per share of any Company Stock Option equals or exceeds the Per Share Merger Consideration, the Option Consideration therefor shall be zero, and none of Parent, the Surviving Corporation or any of their Affiliates shall have any obligation to make any payments or provide any other consideration to the holders in respect of such Company Stock Options.

(b)
Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Accelerating Company Restricted Stock Award shall become fully vested and the restrictions with respect thereto shall lapse.  All Accelerating Company Restricted Stock Awards, including shares that become fully vested and with respect to which the restrictions shall lapse immediately prior to the Effective Time, shall be treated in the Merger in the same manner as the other shares of Company Common Stock in accordance with Section 2.03(a) and Section 2.04.  Accelerating Company Restricted Stock Awards that become fully vested pursuant to this Section 2.06(b) shall be subject to withholding in accordance with the provisions of Section 2.08.  In no event shall this Section 2.06 and Section 2.04 result in a duplication of benefits with respect to any Accelerating Company Restricted Stock Awards.

(c)
At the Effective Time, each Non-Accelerating Company Restricted Stock Award shall be assumed by Parent and converted into a restricted stock award with respect to a number of shares of Parent common stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock subject to such Non-Accelerating Company Restricted Stock Award and (y) the Exchange Ratio (“Converted Restricted Shares”), and such Converted Restricted Shares will be subject to the same terms and conditions (including the same vesting conditions and provisions relating to vesting acceleration, if any) as were applicable to such Non-Accelerating Company Restricted Stock Award immediately prior to the Effective Time; provided, that, notwithstanding the foregoing, such Converted Restricted Shares will be subject to full accelerated vesting upon a termination of the holder’s employment with Parent (or an Affiliate) without “cause” (as such term is defined in the holder’s employment or services agreement).

(d)
Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding restricted stock unit award and each outstanding performance-based restricted stock unit under the Company Stock Plan (collectively, the “Company RSUs”) shall be deemed to have been earned and become fully vested, shall not be assumed by Parent or Merger Sub in the Merger and shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company RSU shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the maximum number of shares of Company Common Stock subject to such Company RSU by (ii) the Per Share Merger Consideration (such amounts payable hereunder, the “RSU Award Payments”).  From and after the Effective Time, any Company RSU shall no longer represent the right to receive shares of Company Common Stock by the former holder thereof, but shall only entitle such holder to the payment of the RSU Award Payment.  The RSU Award Payments shall be paid as soon as practicable following the Effective Time, without interest.  All payments provided pursuant to this Section 2.06(d) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.08.

(e)
As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions that are necessary for the treatment of the Company Equity Awards pursuant to this Section 2.06, which resolutions will also provide that such Company Equity Awards (other than the Non-Accelerating Company Restricted Stock Awards) shall terminate conditioned upon, and effective immediately after, the Effective Time and the holders thereof be will entitled only to the amount specified herein in respect thereof.  As of the Effective Time, Parent shall assume the Company Stock Plan, including (i) all of the obligations of the Company with respect to the Non-Accelerating Company Restricted Stock Awards and (ii) with respect to any amount of shares (as adjusted pursuant to the Exchange Ratio) that remain (or may again become) available for future issuance thereunder (“Remaining Stock Plan Shares”), subject to any limitations under Applicable Law or any applicable securities exchange listing requirements.  In addition, Parent shall file with the SEC on the Closing Date one or more appropriate registration statements with respect to all Non-Accelerating Company Restricted Stock Awards and all shares of common stock of Parent that may be issued in connection with the Remaining Stock Plan Shares.

Section 2.07
Adjustments.  If, during the period between the date hereof and the Effective Time and without limiting the Company’s obligations under Section 6.01, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08
Withholding Rights.  Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law.  To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing Authority in accordance with Applicable Law by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.09
Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01
Certificate of Incorporation.  By virtue of the Merger, at the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A hereto (which shall contain such provisions as are necessary to give full effect to Section 6.10 hereof), and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02
Bylaws.  By virtue of the Merger, at the Effective Time, the bylaws of the Company shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to Section 6.10 hereof) except the references to Merger Sub’s name shall be replaced by references to “Del Taco Restaurants, Inc.”, and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03
Directors and Officers.  The Company shall take all actions reasonably necessary so that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time (or such other individuals as Parent may designate) shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub immediately prior to the Effective Time (or such other individuals as Parent may designate) shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosure (a) in the Company SEC Documents filed or furnished at least one (1) full Business Day prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer or any other disclosures contained therein to the extent they are predictive or forward-looking in nature (other than any factual information contained therein)) and (b) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”).  Disclosure of any item in any section or subsection of the Company Disclosure Schedule shall provide an exception to or otherwise qualify or modify the representations and warranties of the Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear on its face from the substance of such disclosure to be applicable to such other representations and warranties.  The Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01
Organization and Good Standing.

(a)
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the lack of such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each other jurisdiction in which it owns, leases or operates properties, or conducts business, so as to require such qualification, except where the lack of such license or qualification or failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)
Section 4.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the jurisdiction of organization thereof.

(c)
True and complete copies of each Company Governing Document, in each case as in effect on the date of this Agreement, are included in the Company SEC Documents.  The Company is not in violation of any Company Governing Document, except for violations that would not reasonably be expected to have, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has made available to Parent a true and complete copy of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Subsidiary of the Company, each as in effect as of the date of this Agreement.  Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect.  No Subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or by-laws (or equivalent organizational documents), except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02
Corporate Authorization.

(a)
The Company has all requisite corporate power and authority to enter into and deliver this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement.  Subject to the accuracy of the representations and warranties in Section 5.10, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, subject to obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company.  Subject to the accuracy of the representations and warranties in Section 5.10, the only vote of holders of any class of capital stock of the Company necessary to adopt and approve this Agreement and to consummate the Merger and the transactions contemplated by this Agreement (under Applicable Law, the Company Governing Documents or otherwise) is adoption and approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock, voting as a single class (such vote, the “Stockholder Approval”).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

(b)
The Company Board, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and declared it advisable that the Company enter into this Agreement and consummate the Merger and other transactions contemplated hereby, which approval, to the extent applicable and subject to the accuracy of the representations and warranties in Section 5.10, constituted approval under the provisions of Section 203 of the DGCL as a result of which the transactions contemplated hereby, including the Merger, are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and consummation of the Merger and other transactions contemplated hereby, (iv) subject to Section 6.03, determined to recommend that the stockholders of the Company approve the Merger and adopt this Agreement (the “Board Recommendation”), and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders.

Section 4.03          Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated hereby or compliance by the Company with any of the provisions of this Agreement does or will (a) (i) conflict with or result in any breach of any provision of the Company Governing Documents or (ii) the certificate of incorporation and by-laws (or equivalent organizational documents) of any Subsidiary of the Company, (b) require any filing by the Company with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Required Governmental Approvals, (iv) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger or (v) such filings as may be required under the rules and regulations of the NASDAQ in connection with this Agreement and the Merger), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration), result in the creation of any Liens (other than Permitted Liens), under, any of the terms, conditions or provisions of any Material Contract, Company Permit, Company Franchise Agreement or Leased Real Property Lease or (d) violate any order, writ, injunction, decree or Applicable Law applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets; except in each of clauses (a)(ii), (b), (c) or (d) where (i) any failure to obtain such permits, authorizations, consents or approvals, (ii) any failure to make such filings or (iii) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04
Capitalization.

(a)
The authorized capital stock of the Company consists solely of (i) 400,000,000 shares of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”).  The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation.  At the close of business on November 30, 2021 (the “Capitalization Date”): 36,392,418 shares of Company Common Stock were issued and outstanding; an aggregate of 1,012,916 shares of Company Common Stock were subject to outstanding Company Restricted Stock Awards; Company Stock Options to purchase an aggregate of 1,239,703 shares of Company Common Stock were issued and outstanding; an aggregate of 70,199 shares of Company Common Stock were subject to outstanding Company RSUs; 1,142,252 shares of Company Common Stock were reserved for future issuance under the Company Stock Plan; and zero shares of Company Preferred Stock were issued and outstanding.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.  Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b)
Section 4.04(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a complete and correct list of (i) all outstanding Company Stock Options, including the number of shares of Company Common Stock subject to such award, the name of the holder, the grant date and the exercise or purchase price per share; (ii) all outstanding Company RSUs, including the number of shares of Company Common Stock underlying such awards, the name of the holder and the grant date; and (iii) all outstanding Company Restricted Stock Awards, including the number of shares of Company Common Stock underlying such awards, the name of the holder and the grant date.  The Company Stock Plan is the only plan or program the Company or any of its Subsidiaries sponsors or maintains under which stock options, restricted stock awards, restricted stock units, stock appreciation rights or other compensatory equity-based awards or profit participation or similar rights are outstanding.  The Company Stock Options, the Company RSUs and the Company Restricted Stock Awards set forth in Section 4.04(b) of the Company Disclosure Schedule constitute all of the Company Equity Awards outstanding as of the Capitalization Date.  The Company has made available to Parent each form of award agreement under the Company Stock Plan.

(c)
Except as set forth in this Section 4.04 (including, for the avoidance of doubt, as contemplated in the Company Disclosure Schedule) and for changes since the Capitalization Date resulting from the exercise or settlement of Company Equity Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants, subscription, call or other rights or arrangements to acquire from the Company, or other obligations or commitments (contingent or otherwise) of the Company to issue, transfer, dispose or sell any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the disposition or voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) other than the Voting Agreement, contractual obligations or commitments of any character of the Company or its Subsidiaries relating to any Company Securities or any securities of the Company’s Subsidiaries, including any stockholders’ agreement, agreements restricting the transfer of, requiring the registration for sale of or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, dividend rights, or similar rights with respect to, any Company Securities or any securities of the Company’s Subsidiaries.  There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or make any investment in (whether in the form of a subscription obligation, loan, capital contribution credit enhancement, capital account funding obligation, assumption of indebtedness or otherwise) any Person (other than any wholly-owned Subsidiary of the Company or a Company Franchisee pursuant to a Company Franchise Agreement).  All Company Stock Options and Company RSUs may, by their terms or the terms of the Company Stock Plan, be treated in accordance with Section 2.06.

(d)
Section 4.04(d) of the Company Disclosure Schedule sets forth a true and complete list of the percentage of ownership interest of the Company in each Subsidiary of the Company.  Each outstanding share, limited liability company interest, partnership interest or equity or similar interest of each Subsidiary of the Company that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free and clear of preemptive (or similar) rights, and each such share or interest is owned by the Company or a Subsidiary of the Company.  Except for its interests in its Subsidiaries listed on Section 4.04(d) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, limited liability company interest, partnership interest or other equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, association or other entity.  There are no options, warrants, rights, convertible or exchangeable securities, stock-settled performance units, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound obligating any such Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, or other voting securities of or equity interest in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company.

(e)
There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

Section 4.05
Company SEC Documents and Financial Statements.

(a)
The Company has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2017 under the Exchange Act or the Securities Act (such documents, as have been amended since the time of their filing, collectively, the “Company SEC Documents”).  As of their respective filing dates, the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.  As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents.  To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b)
All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”), (i) have been or will be, as the case may be, prepared from and, are in accordance with, the books and records of the Company, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments, for the absence of footnotes and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iii) fairly present in all material respects the financial position and the results of operations and cash flows of the Company as of the times and for the periods referred to therein.

Section 4.06
Internal Controls.

(a)
The Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) based on its most recent evaluation of its system of internal control over financial reporting prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information identified in connection with such evaluation and (B) any fraud, whether or not material, identified in connection with such evaluation, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act).

(b)
The Company is in compliance in all material respects with (i) all applicable rules and all current listing and corporate governance requirements of the NASDAQ, and (ii) all applicable rules, regulations and requirements of the Sarbanes-Oxley Act of 2002.

(c)
Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership, or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose, or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(d)
From January 1, 2019 to the date hereof, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has received any written complaint from any current or former employee of the Company or its Subsidiaries, regarding (i) a material violation of accounting procedures, internal accounting controls or auditing matters or questionable accounting or auditing compliance matters, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting.

Section 4.07
Absence of Certain Changes.

(a)
Except as contemplated by this Agreement or set forth in the Company SEC Documents filed or furnished prior to the date hereof, (i) from December 29, 2020 to the date hereof, the Company has conducted, in all material respects, its business in the ordinary course of business and (ii) from December 29, 2020 to the date hereof, none of the Company or any of its Subsidiaries has taken any action (A) described in Section 6.01(a), Section 6.01(b), Section 6.01(d), Section 6.01(e), Section 6.01(f), Section 6.01(h), Section 6.01(i), Section 6.01(j), Section 6.01(l), Section 6.01(n), and to the extent relevant to any of the foregoing, Section 6.01(p) and (B) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)
From the Company Balance Sheet Date through the date of this Agreement, no fact(s), change(s), event(s), development(s) or circumstances have occurred, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08
No Undisclosed Material Liabilities.  Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business, (c) for liabilities and obligations incurred under this Agreement or in connection with the transactions contemplated hereby, (d) for liabilities and obligations incurred under the terms of any Material Contract as in effect on the date hereof, other than liabilities or obligations due to breaches thereunder and liabilities in respect of indebtedness for borrowed money, and (e) for liabilities incurred in accordance with this Agreement, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued or contingent, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09
Litigation.  There is no Proceeding, pending against (or to the Knowledge of the Company, threatened in writing against or naming as a party thereto), the Company, any of its Subsidiaries or any executive officer or director of the Company (in their capacity as such) other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any Order which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10
Compliance with Applicable Law.

(a)
The Company is, and has since January 1, 2019 been, in compliance with all Applicable Laws which affect the business, properties or assets of the Company, except such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no notice, charge or assertion has been received by the Company or, to the Knowledge of the Company, threatened in writing against the Company alleging any violation of any Applicable Laws other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 4.10(a), the provisions of this Section 4.10(a) shall not apply to matters discussed in Section 4.05, Section 4.06, Section 4.12, Section 4.13, Section 4.16 and Section 4.17.

(b)
The Company is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except such invalidities or failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is in compliance with, and since January 1, 2019 has complied with, all applicable anti-corruption laws, including  the U.S. Foreign Corrupt Practices Act, and all applicable sanctions, import, export and customs regulations, including those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, U.S. Department of State, and the Customs and Border Protection agency.

Section 4.11
Material Contracts.

Except as filed as exhibits to the Company SEC Documents filed at least one (1) full Business Day prior to the date hereof, Section 4.11 of the Company Disclosure Schedule sets forth a true and complete list of each note, bond, mortgage, lien, indenture, lease, license, Contract or agreement, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of its or their properties or assets are bound (other than, in each case, Company Franchise Agreements, which are the subject of Section 4.19), which, as of the date hereof:

(i)
is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)
involves annual expenditures in excess of $1,000,000, whether or not entered into in the ordinary course of business;

(iii)
contains any (A) right of first offer, right of first refusal, or exclusivity provisions with respect to the conduct of any line of business of the Company or its Affiliates, (B) non-competition provision that restricts the Company’s or its Affiliates’ ability to compete with any business or in any geographical area (other than exclusive territories granted in the ordinary course in connection with a Franchise); or (C) grants a “most favored nation” status;

(iv)
relates to a partnership, joint venture or similar arrangement;

(v)
is an employment, consulting, services, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory agreement, contract, understanding, obligation or commitment contract with any current officer of the Company or any member of the Company Board (other than a Company Benefit Plan listed on Section 4.13(a) of the Company Disclosure Schedule);

(vi)
relates to (A) the licensing of Company Intellectual Property by the Company or any of its Subsidiaries to or for the benefit of a third-party (other than non-exclusive licenses under Company Intellectual Property granted in the ordinary course of business in connection with the sale and marketing of the Company’s products and services); (B) the licensing by a third-party to the Company or any of its Subsidiaries involving (1) consideration in the form of a transfer fee or otherwise in excess of $250,000 per annum or (2) the development of Company Intellectual Property or Intellectual Property used in, incorporated into or under development with respect to any products or services of the Company or its Subsidiaries; or (C) the sale or purchase of material Intellectual Property; or affects the Company’s or any of its Subsidiaries’ ability to use or disclose any Company Intellectual Property;

(vii)
except for this Agreement, is a Contract to which the Company or any Subsidiary of the Company is a party, in each case, relating to (A) the acquisition or disposition by the Company or any Subsidiary of the Company of material properties or assets, in each case, except for acquisitions and dispositions of properties and assets in the ordinary course of business, or (B) the pending or future acquisition from another Person or pending or future disposition to another Person of assets or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction which contain material continuing obligations with respect to the Company or any of its Subsidiaries, in any such case, after the date hereof;

(viii)
is a Contract that is a settlement, conciliation or similar agreement with respect to a Proceeding (A) that has been entered into with any Governmental Authority since January 1, 2019, which includes payments in excess of $250,000 or equitable relief material to the Company and its Subsidiaries, taken as a whole, (B) pursuant to which the Company or any Subsidiary of the Company is obligated after the date of this Agreement to pay consideration in excess of $250,000, or (C) that would otherwise materially limit the operation of the Company and its Subsidiaries, taken as a whole, as currently operated; or

(ix)
relates to the borrowing of money or extension of credit, in each case, other than incremental borrowings under the Company Existing Credit Facility not in excess of borrowing limits thereunder in effect on the date hereof (provided, for the avoidance of doubt, that the Company Existing Credit Facility is a Material Contract).

Each Contract of the type described above in Section 4.11, whether or not set forth in Section 4.11 of the Company Disclosure Schedule, is referred to herein as a “Material Contract”.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) general equitable principles), and (ii) there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Material Contract by the Company or, to the Knowledge of the Company, any other party thereto.

Section 4.12
Taxes.

(a)
Except as set forth on Section 4.12 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has timely filed all income and other material Tax Returns required by applicable law to be filed by or with respect to each of them, and all such Tax Returns are true and complete in all material respects.  Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Returns (other than automatic extensions requested in the ordinary course of business);

(b)
Neither the Company nor any of its Subsidiaries (i) is delinquent in the payment of any Tax (whether or not shown on any Tax Return), or (ii) has received written notice of any actual or proposed deficiencies or assessments for Taxes that have not been finally resolved with all amounts due either paid or accrued as a liability in the Company’s most recent balance sheet to the extent required by GAAP;

(c)
All amounts collected or withheld by the Company for the payment of Taxes have been, or will be, timely remitted to the Taxing Authority to whom such payment is due, and each of the Company and its Subsidiaries has withheld all Taxes required to have been withheld by it;

(d)
No liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens;

(e)
Neither the Company nor any of its Subsidiaries is a party to or bound by any letter ruling, closing agreement or similar agreement, and there are no material adjustments under Section 481 of the Code that have been requested by the Company or proposed in writing by any Taxing Authority with respect to the Company or any of its Subsidiaries, in each case that is reasonably expected to increase the liability of the Company or any of its Subsidiaries for Taxes for a Tax period ending after the Closing Date;

(f)
Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, receivable or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or any commercial agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes;

(g)
Neither the Company nor any of its Subsidiaries has, during the two year period ending on the date of this Agreement or otherwise as part of a plan or series of related transactions within the meaning of Section 355(e) of the Code, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(h)
Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b);

(i)
No examination, audit, claim, assessment, deficiency or other Proceeding is underway, pending or threatened in writing with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and no claim has been made in writing by a Taxing Authority of a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns claiming that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction that has not been resolved;

(j)
Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes and no requests for waivers of the time to assess any Tax have been made that are still pending; and

(k)
Except for any group of which the Company is or was the common parent, none of the Company or any of its Subsidiaries is or was a member of an “affiliated group” (as defined in Section 1504 of the Code) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of law, as a transferee or successor, by contract, or otherwise.

Section 4.13
Employee Benefit Plans.

(a)
Section 4.13(a) of the Company Disclosure Schedule sets forth a list of each material Company Benefit Plan.  The Company has made available to Parent and Merger Sub true, correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, a description thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required; and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan.

(b)
The Company Benefit Plans are all in compliance with their terms and the applicable provisions of ERISA, the Code and all other Applicable Laws, except for any noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect  There are no Proceedings or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)
(i) All Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) and that are intended to be tax qualified under Section 401(a) of the Code that are sponsored, administered or maintained by the Company or any of its Subsidiaries (each, a “Company Pension Plan”) are so qualified and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan.  The Company has made available to Parent and Merger Sub a complete copy of the most recent determination letter received with respect to each Company Pension Plan.

(d)
None of the Company Benefit Plans provides retiree medical or other retiree welfare benefits to any Person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(e)
All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of the Company Benefit Plans have been timely made.

(f)
No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, maintain, sponsor or contribute to, or have, in the past six years, maintained, sponsored or contributed to (i) an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (“Multiemployer Plan”); (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (“Multiple Employer Plan”); or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) (“MEWA”).  Neither the Company nor any of its Subsidiaries has incurred or is reasonably likely to incur any material liability under Title IV of ERISA, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan or MEWA, and no fact or event exists that would give rise to any such liability.

(g)
Neither the Company nor any of its Subsidiaries is obligated to make any payments, including under any Company Benefit Plan, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event) that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.  Neither the Company nor any of its Subsidiaries is obligated to pay a Tax gross-up or reimbursement payment to any Employees.

(h)
None of the Company Benefit Plans:  (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement.

(i)
No Person that has entered into a development agreement or franchise agreement with the Company or any of its Subsidiaries, nor any employee, officer, director or other individual service provider of such a Person, participates in or is eligible to participate in or is a party to any Company Benefit Plan.

(j)
Since January 1, 2019, to the Knowledge of the Company, no Governmental Authority has provided written notice alleging that the Company or any Subsidiary of the Company is a joint or co-employer of or has any liability whatsoever with respect to any employees of any Company Franchisee, and no determination (preliminary or otherwise) has been made by any Governmental Authority that the Company or any Subsidiary of the Company is a joint or co-employer or has any liability whatsoever with respect to any employees of any other employer, including employees of Company Franchisees.

Section 4.14
Labor and Employment Matters.

(a)
The information furnished to Parent setting forth for each current employee of the Company and its Subsidiaries such employee’s (i) name; (ii) annual base salary or hourly wage rate, as applicable; (iii) title; (iv) primary work location; and (v) whether exempt from the Fair Labor Standards Act is correct and complete in all material respects as of the date indicated therein.

(b)
Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement or similar agreement.

(c)
To the Knowledge of the Company, no current executive officer or other officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his or her employment relationship with such entity following the consummation of the transactions contemplated hereby.

(d)
Neither the Company nor any of its Subsidiaries is a party or subject to any pending or, to the Knowledge of the Company, threatened material labor strike, organized work stoppage, slowdown, lock out, unfair labor practice charge or similar labor activity or dispute affecting the Company or any of its Subsidiaries.

Section 4.15
Insurance Policies.  A true and complete list of the insurance policies maintained by or with respect to the Company and its Subsidiaries and their respective employees, assets and properties is set forth on Section 4.15 of the Company Disclosure Schedule.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all such policies are in full force and effect, (b) all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet due but may be required to be paid with respect to a period ending prior to the Effective Time), (c) no notice of cancellation or termination has been received or, to the Knowledge of the Company, threatened with respect to any such policy other than ordinary renewals, and (d) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy.

Section 4.16
Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is, and since January 1, 2019 has been, in compliance with all applicable Environmental Laws, including obtaining, maintaining, and complying with all permits, authorizations, consents, registrations, and approvals required under Environmental Law; (ii) neither the Company nor any of its Subsidiaries is a party to any pending or, to the Knowledge of the Company, threatened Proceeding alleging non-compliance by the Company or its Subsidiaries with, or that the Company or its Subsidiaries have a liability under, Environmental Laws; (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, nor any other Person has Released or caused the Release of any Hazardous Materials into the environment on or from the Owned Real Property or the real property leased by the Company or any of its Subsidiaries, or properties formerly owned, leased or operated by the Company or any of its Subsidiaries, that are required under applicable Environmental Laws to be abated or remediated by the Company or any of its Subsidiaries or such that the Company or any Subsidiary would reasonably be expected to incur any other liability under Environmental Law; and (iv) neither the Company nor any Subsidiary has assumed or undertaken, or held harmless or provided any indemnity to a third party for, any outstanding liability of a third party under Environmental Law.

Section 4.17
Intellectual Property.

(a)
Section 4.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all (i) patents and patent applications and trademark, service mark and copyright registrations and applications for registration, in each case, that are included in the Company Intellectual Property (collectively, “Company Registered Intellectual Property”) and (ii) licenses of Intellectual Property (other than licenses concerning commercially available off-the-shelf software) granted by third parties to the Company or any of its Subsidiaries that are material to the businesses of Company or any of its Subsidiaries (“Licensed Intellectual Property”).

(b)
The Company or one of its Subsidiaries: (i) is the owner of all right, title and interest in and to each item of Company Intellectual Property free and clear of all Liens (other than Permitted Liens) or (ii) is entitled to use and exploit each item of Licensed Intellectual Property pursuant to a valid, sufficient and enforceable written license.

(c)
Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, (i) no Proceeding is currently pending, unresolved or threatened in writing by any Person in the past three (3) years that the use by the Company or any of its Subsidiaries of the Company Intellectual Property or conduct of the businesses of the Company or any of its Subsidiaries infringes, dilutes, violates, misappropriates or otherwise conflicts with the material Intellectual Property of a third party in any material respect; and (ii) no Proceeding is currently pending, unresolved or to the Knowledge of the Company, threatened in writing against any third party involving an infringement, dilution, violation, misappropriation or other conflict by or with such third party of any Company Intellectual Property and, to the Knowledge of the Company, no third party is engaging in any activity that infringes, dilutes, violates, misappropriates or otherwise conflicts with any material Company Intellectual Property.

(d)
Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, all material Company Intellectual Property is unexpired and valid, subsisting and enforceable in all material respects.  At the Closing, all Intellectual Property licensed to the Company and its Subsidiaries will remain available for use by the Company and its Subsidiaries on the same terms and conditions in all material respects applicable to the Company and its Subsidiaries prior to Closing.

(e)
The Company and its Subsidiaries take actions to protect and enforce the Company Intellectual Property, including to maintain the confidentiality of the material trade secrets forming a part of the Company Intellectual Property and such actions are appropriate and reasonable in the industry in which the Company and its Subsidiaries operates and in compliance with applicable law. To the Knowledge of the Company, no such trade secrets have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to an enforceable written confidentiality and non-disclosure agreement.

(f)
Company and its Subsidiaries own or have a valid right to access and use all Systems.  The Systems that are currently used by the Company and its Subsidiaries constitute all the information and communications technology reasonably necessary to carry on the businesses of the Company and its Subsidiaries.  The consummation of the transactions contemplated hereby will not impair or interrupt in any material respect the Company and its Subsidiaries’ access to and use of, or their respective right to access and use, the Systems or any third party databases or third party data used in connection with the business of the Company and its Subsidiaries as currently conducted.  The Company and its Subsidiaries have implemented firewall protections, implemented virus scans and taken commercially reasonable steps in accordance with industry standards to secure the Systems from unauthorized access or use by any Person.  To the Knowledge of the Company, there:  (x) have been no unauthorized intrusions or breaches of security with respect to the Systems; (y) has not been any material malfunction of the Systems that has not been remedied or replaced in all respects; and (z) has been no material unplanned downtime or service interruption with respect to any Systems. To the Knowledge of the Company, there are no viruses, disabling routines or other material contaminants in the Systems of the Company or any of its Subsidiaries.

Section 4.18
Properties.

(a)
Section 4.18(a) of the Company Disclosure Schedule sets forth a list of all real property owned by the Company and its Subsidiaries, including all real property owned by the Company and its Subsidiaries related to a restaurant (the “Owned Real Property”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property free and clear of all Liens, other than Permitted Liens.

(b)
Section 4.18(b) of the Company Disclosure Schedule sets forth (i) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as tenant or lessee (including as subtenant or sublessee), other than leases of real property related to a restaurant, and (ii) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as tenant or lessee (including as subtenant or sublessee) related to a restaurant, (collectively, the “Leased Real Property Leases”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold estate in each real property subject to the Leased Real Property Leases, free and clear of all Liens, except for Permitted Liens and (ii) the Leased Real Property Leases are in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and the Bankruptcy and Equity Exception.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice that it is in default in any material respect under any Leased Real Property Lease and, to the Knowledge of the Company, no event or condition has occurred since January 1, 2019, or currently exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a material default or material breach under any Leased Real Property Lease on the part of the Company or its applicable Subsidiary or the other party thereto.  Section 4.18(b) of the Company Disclosure Schedule sets forth a list of all leases accounted for by the Company or its Subsidiaries as a capital lease.

(c)
Section 4.18(c) of the Company Disclosure Schedule sets forth (i) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as landlord or lessor (including as sublandlord or sublessor), other than leases related to a restaurant, and (ii) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as landlord or lessor (including as sublandlord or sublessor) related to a restaurant (collectively, the “Company Leased Real Property Leases”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Leased Real Property Leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the Bankruptcy and Equity Exception.  Neither the Company nor any of its Subsidiaries has provided written notice to the other party to any Company Leased Real Property Lease that such party is in default in any material respect under such Company Leased Real Property Lease and, to the Knowledge of the Company, no event or condition has occurred since January 1, 2019 or currently exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a material default or material breach under any Company Leased Real Property Lease on the part of the Company or its applicable Subsidiary or the other party thereto.

Section 4.19
Franchise Matters.

(a)
Section 4.19(a)(1) of the Company Disclosure Schedule sets forth a list of all (i) development agreements in which the Company or any of its Subsidiaries has granted rights to develop or operate “Del Taco” restaurants, or license others to develop or operate “Del Taco” restaurants, within specific geographic areas or at specific locations, and (ii) franchise agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound and that grant or purport to grant to any Person the right to develop or operate “Del Taco” restaurants, or license others to develop or operate “Del Taco” restaurants, within specific geographic areas or at specific locations (each, a “Company Franchise”), in each case that are in effect (collectively, the “Company Franchise Agreements”).  For the avoidance of doubt, the terms Company Franchise Agreements and Company Franchise include any area development agreements, area license or franchise agreements, master franchise agreements, area representative agreements and similar agreements with Persons that cover the development, franchising, or licensing of franchises of “Del Taco” restaurants.  The Company has made available to Parent a true, correct and complete copy of each such Company Franchise Agreement and any amendments, addenda or agreements related thereto.

(b)
Except as set forth in Section 4.19(b) of the Company Disclosure Schedule, the Company Franchise Agreements do not contain provisions that: (i) grant the Company Franchisee right to develop additional Company Franchises without the payment of additional initial franchise fees, other than in connection with incentive programs generally being offered by the Company or its Affiliates to new and/or existing franchisee at the time of the sale of such franchise; (ii) restrict the Company or any of its Affiliates from receiving and/or retaining payments, rebates or allowances from suppliers in connection with Company Franchisee’s purchases from suppliers; and (iii) grant any rights of first offer, right of first refusal, or other options providing exclusive or protected rights relating to the development or operation of Company Franchises in areas that are in addition to the geographic areas designated as the unit territory or development area granted under such executed Company Franchise Agreement, excluding any rights of first offer, right of first refusal, or other options that have expired by their own terms.  Company has made available to Parent a true and complete list of any Company Franchisees with Company Franchise Agreements that provide for payment of royalty fees at rates different than those specified in the Company’s standard form of Company Franchise Agreement in effect at the time such Company Franchise Agreement was executed.

(c)
Section 4.19(c) of the Company Disclosure Schedule sets forth a list of the top ten (10) Company Franchisees based upon the total royalties paid by each such Company Franchisee to the Company or any of its Subsidiaries during the 2020 fiscal year.  Regarding such top ten (10) Company Franchisees and any other Company Franchisees with five (5) or more Company Franchises (“Specified Franchisees”), to the Knowledge of the Company, as of the date of this Agreement: (i) no such Specified Franchisee is currently involved as a debtor in any bankruptcy proceedings; and (ii) the Company has not received written notice of any Specified Franchisee’s intention or plans to close, cease to operate, leave or abandon, or sell its Company Franchises, or terminate or not renew its Company Franchise Agreements.

(d)
Each of the Company Franchise Agreements is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and complies in all material respects with all Applicable Laws and any applicable Orders from any Governmental Authority having jurisdiction with respect to the offer and sale of franchises by the Company, subject in each case to the Bankruptcy and Equity Exception.  Neither the Company nor any of its Subsidiaries has received any written notice of any material default or event that with or without notice or lapse of time, or both, would constitute a material default by the Company and its Subsidiaries under any Company Franchise Agreement, and there is no Proceeding, pending against (or to the Knowledge of the Company, threatened in writing against or naming as a party thereto), the Company, any of its Subsidiaries by any Company Franchisees alleging material defaults of any Company Franchise Agreement or violations of the Franchise Laws.  Except as set forth in Section 4.19(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has (i) provided any Company Franchisee with a notice of breach of any Company Franchise Agreement which has not been cured in accordance with the applicable Company Franchise Agreement or otherwise resolved (whether by termination of the applicable Company Franchise Agreement, settlement or otherwise) or (ii) provided waivers of any material default by Company Franchisees under any Company Franchise Agreement.

(e)
Section 4.19(e) of the Company Disclosure Schedule sets forth: (i) a list of all Company FDDs that the Company or any of its Subsidiaries have used to offer or sell Company Franchises within the United States at any time since January 1, 2019 (the “Franchise Schedule Period”); (ii) the jurisdictions in which the Company has currently effective registrations and exemptions under Franchise Laws or has had an effective registration or exemption during the Franchise Schedule Period, and (iii) the effective date and expiration date of each such current and past registration or exemption.  The Company has made available to Parent and Merger Sub true and complete copies of:  (A) each such Company FDD; (B) copies of the listed franchise registrations, notices of exemption, and any orders, decrees issued to, from, or by any state authority under any Franchise Laws during the Franchise Schedule Period; and (C) financial performance representations, if any, used outside of the Company FDDs during the Franchise Schedule Period in connection with the offer or sale of Company Franchises.

(f)
Since the beginning of the Franchise Schedule Period, all offers and sales of Company Franchises by the Company or any of its Subsidiary have been made in material compliance with all applicable Franchise Laws in effect at the time of such offer or sale.  Since the beginning of the Franchise Schedule Period, all Company FDDs that the Company or any of its Subsidiaries have used to offer and sell Franchises have contained the information required by Franchise Laws and have otherwise been prepared and delivered to prospective Company Franchisees in compliance with applicable Franchise Laws in all material respects.  Since the beginning of the Franchise Schedule Period, none of the Company or any of its Subsidiaries have, in any Company FDD or in any registration, application or filing with any Governmental Authority made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(g)
Neither the Company nor any of its Subsidiaries has (directly or indirectly): (i) offered or sold a Company Franchise in or for any country other than the United States; (ii) sold or granted another Person the right to offer or sell Company Franchises in or for any country other than the United States; or (iii) filed or registered with any Governmental Authority outside of the United States to offer or sell Company Franchises.

(h)
Neither the Company nor any of its Subsidiaries is subject to any Order that would prohibit or restrict the offer or sale of Company Franchises in any jurisdiction within the United States, nor has the Company or any of its Subsidiaries received any written notice from any Governmental Authority indicating that such stop orders or other proceedings are or may be threatened.

(i)
To the Knowledge of the Company, all funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Company Franchises at any time since  the beginning of the Franchise Schedule Period, including funds that Company Franchises contributed for advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Company Franchises’ purchases from those suppliers and third parties or for purposes of doing business with those Company Franchisees, have been administered and spent in accordance in all material respects with the applicable Company Franchise Agreements, Applicable Laws, any other applicable Contracts to which the Company or any of its Subsidiaries is a party, and as described in the Company FDDs.

(j)
The Company has made available to the Parent and Merger Sub true and complete copies of, or electronic access to, a material sample of all advertising and promotional materials used by the Company or its Subsidiaries during the Franchise Schedule Period to market Franchises.  The Company has not published or disseminated any franchise advertising in violation of Franchise Laws.

(k)
Except as set forth on Section 4.19(k) of the Company Disclosure Schedule, the Company and its Subsidiaries have not contracted with or used any independent sales representatives, brokers, consultants, franchise referral networks, or other third parties in connection with the offer or sale of Company Franchises.  The Company has to the extent applicable, filed all broker and sales agent registrations on a timely basis as required by Franchise Laws during periods in which Company Franchises were offered or sold by such third parties on behalf of the Company in the applicable jurisdiction.

(l)
Except as set forth on Section 4.19(l) of the Company Disclosure Schedule, the Company has not organized, sponsored, or given formal recognition to any franchisee advisory council, independent franchisee association, or other organization purporting to represent the interests of Company Franchisees, and no independent association or franchisee organization exists which holds itself out as a representative of the Company Franchisees.

(m)
Except as set forth on Section 4.19(m) of the Company Disclosure Schedule, in connection with all terminations, non-renewals, or requested and/or completed transfers of Company Franchise Agreements since the beginning of the Franchise Schedule Period, the Company and any of its Subsidiaries has complied with all applicable Relationship Laws and the requirements of the applicable Company Franchise Agreements.

Section 4.20
Suppliers.  Section 4.20 of the Company Disclosure Schedule sets forth a true and complete list of the twenty (20) largest suppliers or vendors (“Suppliers”) to the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company or its Subsidiaries for each of (i) the fiscal year ended December 29, 2020 and (ii) the 13 periods ended September 7, 2021.  No Supplier has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or terminate its relationship with the Company or any Subsidiary of the Company, except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries.

Section 4.21
Quality and Safety of Food and Beverage Products.

(a)
Each of the Company and its Subsidiaries is and has since January 1, 2019 been in compliance, in all material respects, with all applicable laws administered or issued by the U.S. Food and Drug Administration (“FDA”), the Federal Trade Commission, the U.S. Department of Agriculture, and any other Governmental Authority with authority over the safety, quality, service, testing, manufacturing, labeling, distribution, transportation, storage, or marketing of food and beverage products (“Food Laws”).  Each of the Company and its Subsidiaries has since January 1, 2019 held and been in compliance with all permits required in connection with the conduct of the business of the Company and its Subsidiaries under all applicable Food Laws (“Food Permits”), and there is no Proceeding pending or, to the Knowledge of the Company, proposed or threatened, to revoke, cancel, terminate, modify, or otherwise limit any such Food Permit.

(b)
None of the Company or any of its Subsidiaries is or has since January 1, 2019 been the subject of any investigation, prosecution, claim, complaint, notice, warning letter, FDA Form 483, or similar correspondence or enforcement action alleging a violation of any applicable Food Laws, and to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in such actions.

(c)
No food or beverage product distributed or sold by or on behalf of the Company or any of its Subsidiaries has since January 1, 2019 been recalled, seized, withdrawn, detained, suspended, or the subject of any health or safety notification by the Company (or Subsidiary thereof) or any Governmental Authority, and to the Knowledge of the Company, none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Food Laws, or posed a material threat to the health or safety of a consumer when consumed in the intended manner.

Section 4.22
Data Privacy and Security.

(a)
The Company and its Subsidiaries and their respective officers and employees, and, to the Knowledge of the Company, any processors acting on their behalf are in material compliance and have since January 1, 2019 complied in all material respects with all applicable Privacy Laws.  All Personal Information is and has since January 1, 2019 been collected, processed, transferred, disclosed, shared, stored, protected and used by the Company in accordance with Privacy Laws in all material respects.

(b)
The Company has in place policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information that comply in all material respects with applicable Privacy Laws.

(c)
The Company has, since January 1, 2019, in accordance in all material respects with applicable Privacy Laws: (i) provided individuals with relevant information as required by applicable Privacy Laws; (ii) obtained, where required by applicable Privacy Laws, individuals’ valid consent in relation to the collection, processing, transfer, disclosure, sharing, use and sale of their Personal Information; (iii) implemented and complied in all material respects with its audit, training and, where required, data protection impact assessment procedures; (iv) where the Company has instructed another party to process Personal Information, entered into data processing agreements or other contracts which materially comply with the requirements of applicable Privacy Laws; (v) where the Company acts as a processor, entered into data processing agreements or other contracts which materially comply with the requirements of applicable Privacy Laws and complied in all material respects with all applicable contractual obligations; and (vi) made commercially reasonable efforts to store Personal Information for no longer than is reasonably necessary for the purposes for which Personal Information is processed pursuant to requirements under applicable Privacy Laws.

(d)
The Company has implemented commercially reasonable technical, physical, and organizational measures and security systems and technologies in material compliance with all data security requirements under applicable Privacy Laws and the Payment Card Industry Data Security Standards to protect the integrity and security of such Personal Information and all Company data and to prevent any destruction, loss, alteration, corruption or misuse of or unauthorized disclosure or access thereto in material compliance with applicable Privacy Laws.

(e)
To the Knowledge of the Company, since January 1, 2019, the Company has not experienced any material incident in which Personal Information was or may have been stolen, lost, unavailable, destroyed, altered or improperly accessed, disclosed or used without authorization, and the Company is not aware of any facts suggesting the likelihood of the foregoing, including any material “breach of security” (or similar term such as “security breach”) as defined by applicable Privacy Laws. To the Knowledge of the Company, no circumstance has arisen in which applicable Privacy Laws would require the Company to notify a person or Governmental Authority of a “breach of security” (or similar term such as “security breach”) as defined by applicable Privacy Laws.

(f)
To the Knowledge of the Company, since January 1, 2019, the Company has not been and is not currently: (a) under audit or investigation by any authority regarding the Company’s compliance with applicable Privacy Laws, including regarding the Company’s collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information, or (b) subject to any third party notification, claim, demand, audit or action in relation to the Company’s processing of Personal Information, including a notification, a claim, a demand, or an action alleging that the Company has collected, processed, transferred, disclosed, shared, stored or used Personal Information in violation of applicable Privacy Laws.

(g)
The performance of this Agreement will not violate (i) any Privacy Laws, or (ii) any other privacy or data security requirements or obligations imposed under any contracts on the Company.  Upon execution of this Agreement, the Company shall continue to have the right to use and process any Personal Information collected, processed, or used by it before the signature date of this Agreement in order to be able to conduct the ordinary course of its business.

Section 4.23
Interested Party Transactions.  There is currently no, and since January 1, 2019, there has been no, change, effect, development, circumstance, condition or occurrence that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 4.24
Brokers’ Fees.  Except for the Company Financial Advisor, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from the Company in respect thereof.  A copy of the engagement letter between the Company and the Financial Advisor, as in effect on the date hereof, has been made available to Parent, which copy is true and complete subject to redactions of the portions of such letter relating to the calculation of the fee payable to the Financial Advisor.  The Company has separately provided to Parent its good faith calculation of the approximate amount of the fee that will be payable to the Financial Advisor as a result of the Merger.

Section 4.25
Opinion of Financial Advisor.  The Company Board has received the opinion of the Company Financial Advisor, dated as of the date hereof, to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth in such opinion, the Per Share Merger Consideration to be paid to the holders of the Company Common Stock (other than Parent and Merger Sub) in connection with the Merger pursuant to this Agreement is fair from a financial point of view to such holders.  A duly executed, true and complete copy of such opinion has been made available to Parent solely for information purposes.  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.26
Takeover Laws.  Assuming the accuracy of the representations and warranties in Section 5.10, no “fair price,” “moratorium,” “control share acquisition,” “significant stockholder,” “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Governing Documents, is applicable to or would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Merger and other transactions contemplated hereby.

Except for the representations and warranties set forth in this Article 4 or in any certificate delivered expressly pursuant hereto by the Company, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Merger.  Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in “data rooms” or management presentations in expectation of the Merger, unless, and to the extent that, any such information is expressly included in a representation or warranty contained in this Article 4 or in any certificate delivered expressly pursuant hereto by the Company.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub are qualified in their entirety by reference to the disclosure in the Parent SEC Documents filed or furnished at least one (1) full Business Day prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer or any other disclosures contained therein to the extent they are predictive or forward-looking in nature (other than any factual information contained therein)).  Parent and Merger Sub represent and warrant to the Company that:

Section 5.01
Corporate Existence and Power.  Parent is, and Merger Sub shall upon its formation be, a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.

Section 5.02
Corporate Authorization.  Parent has, and Merger Sub shall upon its formation have, all requisite corporate power and authority to enter into this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Parent and Merger Sub of this Agreement and the Voting Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have (and, in the case of Merger Sub, shall upon its formation have) been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Assuming the due authorization, execution, and delivery hereof by the Company and of the Voting Agreement by the other parties thereto, this Agreement and the Voting Agreement constitute (and, in the case of Merger Sub, shall upon its formation constitute) valid and binding agreements of each of Parent and Merger Sub, as applicable, enforceable against each such Person in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03
Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement or the Voting Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated hereby or compliance by Parent and Merger Sub with any of the provisions of this Agreement or the Voting Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) require any filing by Parent or Merger Sub with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Required Governmental Approvals, (iv) such filings with the SEC as may be required to be made by Parent or Merger Sub in connection with this Agreement and the Merger or (v) such filings as may be required under the rules and regulations of the NASDAQ in connection with this Agreement and the Merger), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material contract, commitment or arrangement (whether written or oral) to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, or (d) violate any order, writ, injunction, decree or Applicable Law applicable to Parent or Merger Sub or any of their respective properties or assets; except in each of clauses (b), (c) and (d) where (i) any failure to obtain such permits, authorizations, consents or approvals, (ii) any failure to make such filings or (iii) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04
Operation of Merger Sub.  All of the issued and outstanding capital stock of Merger Sub shall upon its formation be, and at the Closing Date will be, owned by Parent.  Merger Sub is being formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated hereby or incidental to its formation.

Section 5.05
No Vote of Parent Stockholders; Required Approval.  No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement.  The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given promptly following the execution and delivery of this Agreement.

Section 5.06
Litigation.  There is no Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07
Available Funds.

(a)
Parent has received an executed commitment letter dated as of the date hereof (including all exhibits, schedules, annexes, supplements and amendments thereto and each fee and engagement letter related thereto) (as may be amended, restated, supplemented or otherwise modified to the extent permitted by Section 6.16(a), the “Debt Commitment Letter”) from the Debt Financing Sources pursuant to which such Debt Financing Sources have agreed, subject to the terms and conditions thereof, to purchase notes in the amount set forth therein.  A true, correct and complete copy of the Debt Commitment Letter and any related engagement letter and fee letter (except for provisions in the fee letter related solely to fees and economic terms (other than covenants) that may be redacted at the request of the Debt Financing Sources) has been previously provided to the Company. The issuance of the Series 2022-B Term Notes contemplated by the Debt Commitment Letter is referred to in this Agreement as the “Debt Financing.”

(b)
Except as set forth or incorporated by reference in the Debt Commitment Letter, as of the date hereof, there are no conditions precedent to the obligations of the Debt Financing Sources to provide the Debt Financing or any contingencies that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing (other than by operation of any “market flex” provisions).  As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article 5 4 (solely to the extent that such inaccuracy of such representation or warranty would adversely affect the satisfaction by Parent of the conditions set forth or incorporated by reference in the Debt Commitment Letter), the performance by the Company of its obligations under Section 6.01, Section 6.05 and Section 6.16, and the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in or incorporated by reference in the Debt Commitment Letter on or prior to the Closing Date.

(c)
Assuming the accuracy of the representations and warranties set forth in ARTICLE 4 (solely to the extent that such inaccuracy of such representation or warranty would adversely affect the satisfaction by Parent of the conditions set forth or incorporated by reference in the Debt Commitment Letter), the performance by the Company of its obligations under Section 6.01, Section 6.05 and Section 6.16, and the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, the Debt Financing, when funded in accordance with the Debt Commitment Letter, shall provide Parent with cash proceeds on the Closing Date in an amount sufficient for the payment of the Aggregate Merger Consideration, the refinancing of any indebtedness of the Company and its Subsidiaries under the Company Existing Credit Facility, and the payment of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the foregoing (such amount, the “Financing Amount”).

(d)
As of the date hereof, (i) the Debt Commitment Letter is in full force and effect and is the valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, (ii) assuming the accuracy of the representations and warranties set forth in Article 4 (solely to the extent that such inaccuracy of such representation or warranty would adversely affect the satisfaction by Parent of the conditions set forth in the Debt Commitment Letter), and the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, no event has occurred that, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or, to the knowledge of Parent or Merger Sub, any of the other parties thereto, under or incorporated by reference in the Debt Commitment Letter that has not been cured or irrevocably waived or that would otherwise make the Debt Financing not available on the Closing Date under the terms and conditions of the Debt Commitment Letter, (iii) to the knowledge of Parent, there are no facts or circumstances that are reasonably likely to result in (x) any of the conditions set forth or incorporated by reference in the Debt Commitment Letter not being satisfied or (y) the Financing not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement on the Closing Date, and (iv) neither Parent nor Merger Sub is aware of any material inaccuracies (or to the extent qualified by materiality, any inaccuracies) in any of the representations and warranties of Parent in the Commitment Letters.  Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.  The Debt Commitment Letter (including any of the conditions or contingencies to funding contained or incorporated by reference therein (including definitive agreements related thereto) or any other provision of, or remedies under, the Debt Commitment Letter (including definitive agreements related thereto)) has not been modified, amended, waived or altered as of the date hereof and will not be amended, modified, waived  or altered at any time through the Closing, except as permitted by Section 6.16(a), and none of the commitments under the Debt Commitment Letter have been withdrawn or rescinded in any respect as of the date hereof.  There are no side letters or other contracts or arrangements that could affect the amount, availability or conditions of the Debt Financing other than as expressly set forth in or incorporated into the Debt Commitment Letter previously furnished to the Company.

(e)
Each of Parent and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent and/or Merger Sub obtain financing for or related to any of the transactions contemplated hereby.

Section 5.08
Solvency.  Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement and the payment of the amounts contemplated in Article 2, including the Aggregate Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement, (c) the Company and its Subsidiaries, taken as a whole, are solvent immediately prior to the Closing, (d) all cost estimates, financial or other projections and other predictions of the Company have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated hereby, (e) the accuracy of the representations and warranties of the Company set forth in Article 3 hereof, (f) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (g) payment of all related fees and expenses, Parent and the Surviving Corporation, taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement.  For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, plus (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.09
Absence of Certain Agreements.  As of the date hereof, except for the Voting Agreement, neither Parent, Merger Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any stockholder of the Company would be entitled to receive in respect of any share of Company Common Stock, consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (b) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  Except for the Voting Agreement, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate to or are in connection with, the transactions contemplated by this Agreement.

Section 5.10
Stock Ownership.  None of Parent, Merger Sub or any of their respective Subsidiaries, or, to the knowledge of Parent, any Affiliate of Parent is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.11
Brokers’ Fees.  Other than the engagement of BofA Securities, Inc. by Parent to act as investment banker, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Parent in respect thereof.

Section 5.12
Information in the Proxy Statement.  None of the written information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date first mailed to the Company’s stockholders or at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 5.13
Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided sufficient access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes.  In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, stockholders, controlling persons or Company representatives that are not expressly set forth in this Agreement or a certificate delivered expressly pursuant hereto or in the Voting Agreement, whether or not such representations, warranties or statements were made in writing or orally.  Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by Applicable Law, the Company and its Subsidiaries, and their respective Affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any of Parent’s Subsidiaries, or their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any of Parent’s Subsidiaries or any of their Representatives, or any Affiliates, stockholders, or controlling persons of Parent or Merger Sub, except as and only to the extent expressly set forth in this Agreement (as qualified by the Company Disclosure Letter) or any certificate delivered expressly pursuant hereto, in the Voting Agreement or in the case of fraud.  Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement and in any certificate delivered expressly pursuant hereto (a) the Company does not make, and has not made, any representations or warranties relating to the Company or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article 4.  Notwithstanding the foregoing, nothing in this Section 5.13 is intended to modify or limit in any respect any of the representations or warranties of the Company in Article 4.

Except for the representations and warranties set forth in this Article 5 and in any certificate delivered expressly pursuant hereto, neither the Parent nor Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent or the Merger Sub or with respect to any other information provided to the Company in connection with the Merger.  Neither Parent nor Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, unless, and to the extent that, any such information is expressly included in a representation or warranty contained in this Article 5 or in any certificate delivered expressly pursuant to this Agreement.

ARTICLE 6
COVENANTS

Section 6.01
Conduct of the Company.  The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except (a) as set forth in Schedule 6.01, (b) as expressly required pursuant to or expressly permitted by this Agreement (including Section 6.02 and Section 6.03), (c) as required by  Applicable Law or (d) as consented to in writing in advance by Parent, the Company shall (i) conduct its businesses in all material respects in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve materially intact its current business organization and to preserve in all material respects the relationships of the Company and its Subsidiaries with Company Franchisees and the franchise system as a whole, employees, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having business dealings with the Company or any of its Subsidiaries, (iii) use commercially reasonable efforts to keep and maintain the assets and properties of the Company and its Subsidiaries in accordance with past practice, normal wear and tear excepted, and (iv) comply in all material respects with Applicable Law.  Without limiting the generality of the foregoing, except (a) as set forth in Schedule 6.01, (b) as expressly required pursuant to or expressly permitted by this Agreement (including Section 6.02 and Section 6.03), (c) as required by Applicable Law, or (d) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned with respect to clauses (e)(C), (k), (l), (m), (q) or (r) of this Section 6.01), the Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)
amend the Company’s Governing Documents or other comparable charter or organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b)
(i) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or otherwise, including any combination thereof) in respect of, or enter into any Contract with respect to the voting of, any capital stock of the Company or any capital stock or other Equity Interests of its Subsidiaries, other than (x) regular quarterly cash dividends consistent with past practice and (y) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or any of the Company’s other wholly owned Subsidiaries, (ii) adjust, recapitalize, combine, split, combine, subdivide or reclassify any Company Securities or any capital stock or other Equity Interests, or securities convertible, exchangeable or exercisable for capital stock or other Equity Interests, of its Subsidiaries, (iii) except as otherwise provided in Section 6.01(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Company Securities or any shares of capital stock or other Equity Interests, or securities convertible, exchangeable or exercisable for capital stock or other Equity Interests, of its Subsidiaries or (iv) purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of shares of Company Common Stock by the Company in accordance with the terms of Company Equity Awards in effect as of the date hereof;

(c)
(i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise dispose of any Company Securities, other than (w) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or upon the settlement of Company RSUs, in each case, that are outstanding on the date of this Agreement and in accordance with the applicable equity award’s terms (x) the issuance of shares of the Company Common Stock in accordance with the provisions of Section 2.06(d) hereof or (y) grants or awards of Company Securities required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof and that are set forth in Section 4.13(a) of the Company Disclosure Schedule or (ii) amend any term of any Company Security or any outstanding share of capital stock of, or other Equity Interest or voting security in, any Subsidiary of the Company (in each case, whether by merger, consolidation or otherwise);

(d)
adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries;

(e)
except (i) as required by the terms of any Company Benefit Plan in effect on the date hereof or (ii) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code without increasing the benefits provided to any Person, (A) increase the compensation or other benefits payable or to become payable to officers, directors or employees of the Company, (B) grant any officer, director, or employee of the Company or any of its Subsidiaries any increase in severance or termination pay, (C) enter into any employment, consulting, severance or termination agreement with any officer, director or senior employee of the Company or any of its Subsidiaries, except for store-level employees in the ordinary course of business consistent with past practice, (D) establish, adopt, amend or enter into any (1) collective bargaining agreement or other agreement with a labor union, works council or similar organization or (2) Company Benefit Plan, or (E) accelerate any rights or benefits, or make any material determinations, under any Company Benefit Plan; provided, however, the foregoing clauses (A), (B) and (C) shall not restrict the Company from entering into, or making available, plans, agreements, benefits and compensation arrangements (including grants under any Company Benefit Plan) for newly hired employees or employees in the context of bona fide individualized promotions, in each case whose annual base compensation is less than $200,000 and in the ordinary course of business and consistent with past practice;

(f)
(i) sell or acquire (A) any real property (regardless of the consideration payable therefor), (B) any business or capital stock or other securities of or all or substantially all of the assets of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), (C) any material amount of assets, securities, properties, or interests for consideration, in the case of clauses (B) and (C), in excess of $5,000,000 in the aggregate, or (D) any assets, securities, properties or interests to or from any Company Franchisee or (ii) enter into any joint venture, strategic alliance or arrangement or make any investment;

(g)
agree to any exclusivity, non-competition or similar provision or covenant restricting the Company, any of its Subsidiaries or any of their respective Affiliates, from competing in any line of business or with any Person or in any area;

(h)
make any material change to any of the accounting methods, principles or practices used by the Company, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act;

(i)
(i) incur or assume any long-term or short-term indebtedness except for incremental borrowings under the Company Existing Credit Facility in the ordinary course of business consistent with past practice up to a total amount outstanding as of the Closing Date of $115,000,000, or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person for borrowed money; (iii) make any loans, advances or capital contributions to, or investments in, any other Person in a material amount; or (iv) cancel any material indebtedness or waive any claims or rights of substantial value, in each case, other than in the ordinary course of business;

(j)
make, change, or revoke any material Tax election; file any amended income or other material Tax Return; change any annual Tax accounting period; adopt or change any method or practice of Tax accounting; enter into any closing agreement, Tax sharing agreement or Tax indemnity agreement; settle, compromise, concede or abandon any Tax contest or Tax claim, audit or assessment with respect to a material amount of Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(k)
make any capital expenditures or incur any obligations or liabilities in respect thereof, except in accordance with the capital expenditures budget for the Company made available to Parent;

(l)
settle any claim or litigation, in each case, made by or pending against the Company or any of its Subsidiaries, or any of its or their respective officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business consistent with past practice that do not require payment by the Company or any Subsidiary of an amount in excess of $350,000 individually or $1,000,000 in the aggregate; provided, however, neither the Company nor any Subsidiary thereof shall be permitted to settle any claim or litigation that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of the Company or any of its Subsidiaries or of any present or future Affiliate of the Company or any of its Subsidiaries (including, after the Effective Time, Parent and its other Subsidiaries), or involve any admission of any wrong doing by the Company or any of its Subsidiaries;

(m)
(i) modify, amend, waive or fail to enforce, in each case in any material respect, or assign to any Third Party or terminate any (A) Material Contract, or (B) franchise Contract, development Contract or similar Contract with any Company Franchisee other than extension for time or temporary and short-term modifications of royalty payments in the ordinary course of business consistent with past practice, or (ii) enter into a Contract (A) that would, if entered into prior to the date hereof, be a Material Contract, other than supply Contracts entered into in the ordinary course of business (provided, that the Company shall provide reasonable advance notice to, and reasonably consult with Parent, prior to entering into a supply Contract with a term of longer than 1 year or that would not be terminable upon thirty (30) days’ notice or less without material payment or penalty) or (B) that is a franchise Contract, development Contract or similar Contract with a Company Franchisee, other than, in the case of this clause (B), such Contracts entered into in the ordinary course that are substantially on the Company’s standard form;

(n)
sell, assign, lease, license, sublicense, terminate, abandon, waive, allow to lapse or otherwise transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or grant any interest in or rights with respect to, any Company Intellectual Property (except for licenses contained in franchise Contracts, development Contracts or similar Contracts with Company Franchisees entered into in the ordinary course of business and that conform in all material respects with the Company’s standard form of such Contracts as of the date hereof);

(o)
implement any employee layoffs that would reasonably be expected to implicate the WARN Act;

(p)
authorize, commit or agree to take any of the foregoing actions;

(q)
except as required by any Contract entered into, and made available to Parent prior to, the date of this Agreement, open any restaurant in a country or state where the Company or a Subsidiary thereof does not currently have an owned or franchised restaurant, or otherwise engage in any other operations in any country or state in which the Company or a Subsidiary thereof does not currently conduct other operations; or

(r)
make any material change to the terms of the Company’s or any of its Subsidiaries’ system-wide or region-wide policies or procedures with respect to its relationships with any Company Franchisees, including any existing or new policies relating to (i) system-wide or region-wide Company Franchisee rent, royalty or other fees and charges, or maintenance of advertising funds, (ii) system-wide or region-wide franchisee incentives or franchisee economic assistance, or (iii) mandates relating to equipment, hardware or software (except for technical updates to existing system-wide or region-wide mandates in the ordinary course of business consistent with past practice) (provided that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to any taking such actions in this clause (r)).

Notwithstanding the foregoing, (x) nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time, (y) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and (z) nothing contained in this Agreement shall prevent the Company and its Subsidiaries from buying restaurant locations from, or selling restaurant locations to, existing Company Franchisees (provided, however, that the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to selling or agreeing to sell any restaurant location owned by the Company on the date of this Agreement), entering into franchise and development agreements in the ordinary course of business in a manner consistent with clause (m) above, or opening or closing restaurant locations in accordance with plans previously furnished to Parent (including leasing, purchasing and disposing of real property in connection therewith), and provided that any sales or grants of new franchise and development agreements by the Company and its Subsidiaries are conducted in compliance with all Franchise Laws and any other Applicable Laws.

Section 6.02
Unsolicited Proposals.

(a)
Subject to Section 6.03(b) and Section 6.03(c) and except as permitted by this Section 6.02, from the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.01:

(i)
the Company shall not, nor shall the Company permit any of its Subsidiaries to, nor shall the Company authorize or knowingly permit any of its Representatives or any of its Subsidiary’s Representatives to (and it shall direct such Representatives not to), directly or indirectly (other than with respect to Parent and Merger Sub), (A) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries (including by way of providing information), proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal, or furnish to any Third Party information or data or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries in connection with, for the purpose of encouraging or facilitating, an Acquisition Proposal, (C) approve, endorse, recommend, or execute or enter into any agreement, arrangement or understanding, including any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”) or enter into any agreement, contract or commitment requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement, or (D) resolve, propose or agree to do any of the foregoing; and

(ii)
the Company shall, and shall cause its Subsidiaries to, and shall direct the Company’s and its Subsidiaries’ Representatives to immediately cease and terminate any existing solicitation, encouragement, discussion or negotiation with any Third Party, theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal and the Company shall immediately terminate any electronic “data room” or similar access previously granted to any Third Party and request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be returned or destroyed in accordance with the applicable Acceptable Confidentiality Agreement.

(b)
Notwithstanding anything to the contrary contained in Section 6.02(a), if, at any time on or after the date hereof, but prior to the Stockholder Approval; (i) the Company receives an unsolicited written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not, directly or indirectly, result from or arise out of a material breach of Section 6.02(a) (it being expressly understood that if any Representative of the Company or any of its Subsidiaries takes any action that if taken by the Company would be a material breach of Section 6.02(a), the taking of such action by such Representative will be deemed to constitute a material breach of Section 6.02(a) by the Company for purposes of this Section 6.02(b)), (iii) the Company Board determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (iv) the Company Board determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries, and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations (including by entering into a customary confidentiality agreement with such Third Party for the purpose of receiving non-public information relating to such Third Party’s business); provided, however, that the Company will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, and provided that such Acquisition Proposal shall not have resulted from a material breach of Section 6.02(a) and the Company shall have complied in all material respects with the requirements of Section 6.02 with respect to such Acquisition Proposal (it being expressly understood that if any Representative of the Company or any of its Subsidiaries takes any action that if taken by the Company would be a material breach of Section 6.02(a), the taking of such action by such Representative will be deemed to constitute a material breach of Section 6.02(a) by the Company for purposes of this Section 6.02(b)), contact such Third Party solely (other than contacts in the ordinary course of business not in furtherance of or relating in any way to such Acquisition Proposal) in order to clarify and understand the terms and conditions of an Acquisition Proposal made by such Third Party so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (y) direct any Persons to this Agreement, including the specific provisions and restrictions of Section 6.02.

(c)
From and after the date hereof, the Company shall as promptly as reasonably practicable notify Parent if any proposals or offers with respect to an Acquisition Proposal are received from a Third Party, or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, any of the Company’s Subsidiaries or any of the Company’s Representatives, in each case by a Third Party for the purpose of making an Acquisition Proposal or seeking to initiate discussions or negotiations concerning an Acquisition Proposal, which notification shall include (i) the material terms and conditions of such Acquisition Proposal or information request (including copies of any written proposals, offers, requests or draft agreements), (ii) the identity of the Third Party making such Acquisition Proposal or information request (unless the Company is prohibited from disclosing such identity pursuant to a contractual obligation with such Third Party existing as of the date hereof, in which case the Company shall so inform Parent and shall provide such information about such Third Party as may be reasonably requested by Parent to the extent not in violation of such contractual obligation; and (iii) whether the Company has any intention to provide confidential information to such person.  Thereafter, the Company shall keep Parent reasonably informed on a prompt basis of any material developments with respect to such Acquisition Proposal or request (including copies of any written proposals, offers, requests or draft agreements).

Section 6.03
Board Recommendation.

(a)
Subject to Section 6.03(b) and Section 6.03(c), none of the Company Board nor any committee of the Company Board shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to the transactions contemplated by this Agreement, Parent or Merger Sub, the Board Recommendation, (ii) adopt or recommend, or publicly propose to adopt or recommend, an Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after commencement of such offer by filing a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act, (iv) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any Subsidiary of the Company to execute or enter into any Alternative Acquisition Agreement, (v) fail to include the Board Recommendation in the Proxy Statement or (vi) fail to publicly reaffirm the Board Recommendation within ten (10) Business Days of Parent’s written request to do so following the public announcement of any Acquisition Proposal (or, if earlier, at least two (2) Business Days prior to the Stockholders’ Meeting); provided, however, that Parent may deliver only one (1) such request with respect to any particular Acquisition Proposal unless such Acquisition Proposal is subsequently publicly modified in any material respect, in which case Parent may make such request once each time such modification is made (each of the foregoing actions described in clauses (i) through (vi) being referred to as an “Adverse Recommendation Change”), or (vii) resolve or publicly propose to take any action described in the foregoing clauses (i) through (vi).

(b)
Notwithstanding anything in this Agreement to the contrary, at any time prior to the Stockholder Approval, and subject to the Company’s or the Company Board’s, as applicable, compliance with this Section 6.03 and Section 6.02, the Company Board may, if the Company Board determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel), that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the directors under Applicable Law, but only after complying with Section 6.03(d), make an Adverse Recommendation Change in response to either (i) a Superior Proposal first received after the date hereof or (ii) any material fact, event, change, development or circumstances not known (or if known, the magnitude or material consequences of which were unknown and not reasonably unforeseeable) by the Company Board as of the date hereof, which fact, event, change, development or circumstances (or consequences thereof) becomes known to the Company Board after the date hereof and prior to the Stockholder Approval (such material fact, event, change, development or circumstance, an “Intervening Event”; provided, however, that in no event shall any of the following, alone or in combination, constitute an Intervening Event: (1) an Acquisition Proposal, (2) changes in the trading price or trading volume of the Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account the extent otherwise permitted by the definition of “Intervening Event”); or (3) meeting or exceeding any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or exceeding the Company’s internal or external budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to the Company meeting or exceeding such estimates, projections, budgets, plans or forecasts may be taken into account to the extent otherwise permitted by the definition of “Intervening Event”).

(c)
Nothing contained in Section 6.02 or this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule l4d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under Applicable Law or violate any disclosure requirements under Applicable Law; provided, however, that any such disclosure that would constitute or contain an Adverse Recommendation Change shall be subject to, and may only be made in accordance with, the provisions of Section 6.03(b) as such.  In addition, it is understood and agreed that, for purposes of this Agreement, (A) a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, (B) any “stop, look and listen” communication by the Company Board pursuant to Rule l4d-9(f) of the Exchange Act, or (C) any similar communication to the stockholders of the Company, shall not, in and of itself, constitute an Adverse Recommendation Change or a proposal by the Company Board to withdraw or modify its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement, and shall not, in and of itself, be a basis for Parent or Merger Sub to terminate this Agreement pursuant to Section 8.01.

(d)
Notwithstanding anything to the contrary contained in this Agreement, the Company Board and the Company shall not be entitled to make an Adverse Recommendation Change pursuant to Section 6.03(b) unless:

(i)
the Company shall have provided to Parent prior written notice at least three (3) Business Days in advance (the “Match Right Period” and such notice, the “Match Right Notice”), advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal or details of such Intervening Event, as the case may be);

(ii)
during such Match Right Period, if requested by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding any modifications to the terms and conditions of this Agreement proposed by Parent in order to cause such Acquisition Proposal to no longer constitute a Superior Proposal or so that an Adverse Recommendation Change otherwise would no longer be necessary, as the case may be; and

(iii)
the Company Board shall have considered any modifications to this Agreement and any other agreements that may be proposed in writing by Parent and shall have determined in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that, after giving effect to such modifications proposed by Parent, such Superior Proposal still constitutes a Superior Proposal (if applicable) and the failure to make the Adverse Recommendation Change would still reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under Applicable Law.

It is understood and agreed that (x) any change to the financial or other material terms of an Acquisition Proposal that was previously the subject of a Match Right Notice and (y) any material development in an Intervening Event that was previously the subject of a Match Right Notice shall in each case require the Company to deliver to Parent a new Match Right Notice; provided, however, that in such event, each reference in this Section 6.03(d) to the Match Right Period shall be deemed to be a two (2) Business Day period.

Section 6.04
Approval of Merger

(a)
Preparation of Proxy Statement. As soon as practicable after the date hereof (and in any event, but subject to Parent’s timely performance of its obligations under Section 6.04(b), within twenty (20) Business Days hereof), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”).  Unless there is an Adverse Recommendation Change pursuant to Section 6.03, the Proxy Statement shall include the Board Recommendation.  The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement.  The Company will cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of the NASDAQ.  The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Merger Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand.  The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.  Prior to the filing of the Proxy Statement or the dissemination thereof to the Company’s stockholders, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Merger Sub and their Representatives a reasonable opportunity to review and to propose comments on such document or response and shall consider in good faith any comments so proposed.

(b)
Covenants of Parent with Respect to the Proxy Statement.  Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto.  Parent will cause the information relating to Parent or Merger Sub supplied by it in writing expressly for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed to stockholders of the Company or of any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any other Person for inclusion or incorporation by reference in the Proxy Statement.  Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c)
Mailing of Proxy Statement; Stockholders’ Meeting.  The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement (such date, the “Proxy Statement Clearance Date”).  The Company will take, in accordance with Applicable Law and the Company Governing Documents, all reasonable action necessary to establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”).  The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Statement Clearance Date; provided, however, that in no event shall such meeting be held later than forty-five (45) calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and any adjournments of such meetings shall require the prior written consent of the Parent other than in the case it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting.  Unless the Company Board shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected an Adverse Recommendation Change, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and, in any event, shall ensure that all proxies solicited by or on behalf of the Company in connection with the Stockholders’ Meeting are solicited in compliance with all Applicable Laws and all rules of the NASDAQ.

(d)
Amendments to Proxy Statement.  If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, they shall promptly inform Parent.  Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.  Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.05
Access to Information.  From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall, upon reasonable prior notice, give Parent and Merger Sub, their officers and employees and their authorized Representatives, reasonable access during normal business hours to the contracts, books, records, analyses, projections, financial and operating data, plans, systems, senior management, employees, other Representatives, offices and other facilities and properties of the Company as Parent or Merger Sub or their respective Representatives may from time to time reasonably request in writing.  The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Merger Sub pursuant to this Section 6.05.  Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would, as advised by outside counsel, (a) jeopardize the attorney-client privilege of the Company or (b) contravene any Applicable Law or any applicable antitrust principles or contractual restriction; provided, that the Company shall in such event use commercially reasonable efforts to make reasonable alternative arrangements to permit such access or disclosure in a way that does not violate such obligations or Applicable Law or would not result in the loss of such legal protections, including entering into a joint defense agreement in customary form.

Section 6.06
Notice of Certain Events; Stockholder Litigation.  The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Effective Time, such that the conditions set forth in Section 7.02(a) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.  Furthermore, the Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to this Agreement, the Merger or the transactions contemplated hereby.  The Company shall keep Parent reasonably informed with respect to the status of any such proceeding against the Company, its Subsidiaries or any officer or director thereof and provide Parent with such documentation and other information with respect thereto as Parent may reasonably request, shall afford Parent the opportunity to monitor any such proceedings (employing counsel of its choice for such purpose) and the right to consult and participate in the defense, negotiation or settlement (subject to Section 6.01(l)) of any such proceedings, and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such proceedings.

Section 6.07
Employee Benefit Plan Matters.

(a)
Effective as of the Effective Time and for a period of one (1) year thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company who continues to be employed by the Company or the Surviving Corporation (the “Affected Employees”), (i) a base salary or regular hourly wage, whichever is applicable, and bonus opportunities and sales and service incentive award compensation opportunities (excluding all equity-based compensation) that are substantially comparable in the aggregate to what was provided to such Affected Employee by the Company immediately prior to the Effective Time and (ii) employee benefits (excluding severance, retention, change in control, transaction bonus, and defined benefit pension benefits and retiree health and welfare benefits) that are, in the aggregate, substantially comparable to those provided to such Affected Employee (including all dependents) by the Company immediately prior to the Effective Time (excluding severance, retention, change in control, transaction bonus, and defined benefit pension benefits and retiree health and welfare benefits).  Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including, without limitation, any current or former Affiliate of the Company or any predecessor of the Company) and any other periods of service recognized under any Company Benefit Plan shall be taken into account for purposes of determining, as applicable, the eligibility for participation of each Affected Employee in, the vesting of rights and benefits by each Affected Employee under, and the determination of level or amount of benefits payable to or accrued by each Affected Employee under all employee benefit plans maintained or contributed to by Parent or an Affiliate of Parent for the benefit of the Affected Employees, other than defined benefit pension plans, severance plans and retiree health and welfare plans; provided, that no such service credit shall be recognized to the extent that it would result in a duplication of benefits with respect to the same period of services.  Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (x) reduce any period of limitation on health benefits coverage of Affected Employees due to pre-existing conditions (or actively at work or similar requirements) under the applicable health benefits plan of Parent or an Affiliate of Parent, (y) waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such Affected Employees to the extent that any applicable eligibility waiting periods or evidence of insurability requirements under similar health benefit plans were waived or satisfied (or deemed to be satisfied) with respect to the Affected Employees under such health benefit plans and (z) credit each Affected Employee with all deductible payments, co-payments, and other out-of-pocket payments paid by such employee under the health benefit plans of the Company or its Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an Affiliate of Parent for such year.  Neither the Merger nor any other transaction contemplated hereby shall affect any Affected Employee’s accrual of, or right to take, any accrued but unused personal, sick or vacation policies applicable to such Affected Employee immediately prior to the Effective Time.

(b)
Nothing in this Agreement shall confer upon any Affected Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Affected Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Affected Employee.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.07(b) shall (x) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or Parent employee benefit plan, or (y) create any third party rights in any current or former employee or service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.08
State Takeover Laws. After the date hereof, Parent and Merger Sub shall take no action that would cause any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal law to be applicable to the Company, the Merger or any other transaction contemplated hereby.  If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal law becomes or is deemed to become applicable to the Company, the Merger or any other transaction contemplated hereby, then the Company, the Company Board or an appropriate committee thereof, as applicable, shall grant such approvals and take such actions as are necessary so that the Merger and other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use its reasonable best efforts to render the restrictions imposed by such statute (or the relevant provisions thereof) inapplicable to the foregoing.

Section 6.09
Obligations of Merger Sub.  Parent shall promptly (and in any event within twenty-four (24) hours) following the execution of this Agreement cause Merger Sub to be incorporated and, immediately upon such incorporation, to execute and deliver to the Company and Parent a joinder to this Agreement making Merger Sub party hereto.  Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement.

Section 6.10
Director and Officer Liability.

(a)
Parent shall, or shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under Applicable Law, under the Company Governing Documents and the organizational documents of the Company’s Subsidiaries, in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents, the organizational documents of the Company Subsidiaries or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring up to and including the Effective Time, including in connection with the approval of this Agreement and the transactions contemplated hereby.

(b)
Without limiting the provisions of Section 6.10(a), for a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each Covered Person against and from any costs, fees or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt, to the extent required by the DGCL, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified.  Notwithstanding anything to the contrary contained in this Section 6.10 or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought under this Section 6.10(b) unless such settlement, compromise, consent or termination includes an unconditional release of such covered person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)
For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to the Effective Time than are currently set forth in the Company Governing Documents and the organizational documents of the Company’s Subsidiaries.  The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms for a period no shorter than six (6) years after the Effective Time.

(d)
Effective as of the Effective Time, the Company shall purchase, at a price not to exceed 300% of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement (the “Current Premiums”), a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed by Covered Persons at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s and its Subsidiaries’ existing directors’ and officers’ liability policy, and in all other material respects shall be comparable to such existing coverage).  If the Company fails to timely purchase such prepaid “tail” or “runoff” policy, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.10(d) more than an amount per year equal to 300% of the Current Premiums and if such premiums for such insurance would at any time exceed 300% of the Current Premiums of such insurance programs, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent’s or the Surviving Corporation’s good faith judgement, provide the maximum coverage available at an annual premium equal to 300% of the Current Premiums.

(e)
In the event, during the period six (6) years after the Effective Time, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, the Parent shall use commercially reasonable efforts to cause such continuing or surviving corporation or entity or transferee of such assets, as the case may be, to assume all of the applicable obligations set forth in this Section 6.10.

(f)
The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.10, and this Section 6.10 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.11
Consents and Approvals.

(a)
Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Applicable Law or otherwise to consummate and make effective the transactions contemplated hereby as promptly as practicable, but in no event later than the End Date, (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Authority  (including, without limitation, those in connection with the HSR Act and any other antitrust or competition Applicable Law or regulation) (the “Required Governmental Approvals”), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) make or cause to be made the applications or filings required to be made by Parent, Merger Sub or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, which filing shall be made within ten (10) Business Days of the date hereof, any other applicable Required Governmental Approvals or any other Applicable Law in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Required Governmental Approvals and any such other Applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in connection with such applications or filings or the transactions contemplated hereby, and (v) permit the other party to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed material written or oral communication with any Governmental Authority including all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any material communication or filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other Applicable Law and (B) any material communications, filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority.  Each party shall not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless, to the extent permitted by Applicable Law, it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein.  To the extent permitted by Applicable Law, each party shall promptly notify the other of, and if in writing, furnish the other with copies of any material communications from, with, or to any Governmental Authority in connection with the transactions contemplated hereby; provided however, that such materials may be redacted as necessary to address reasonable legal privilege or confidentiality concerns and/or to remove references concerning valuation of the transaction.  The Company shall agree if, but solely if, requested by Parent, to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of the Company in furtherance of this Section 6.11; provided, however, that any such action may be conditioned upon consummation of the Merger.  Notwithstanding the foregoing, Parent and the Company acknowledge that the Bureau of Competition of the Federal Trade Commission has recently begun the practice of sending  a letter  (a “Pre-consummation Warning Letter”) to Persons filing notifications under the HSR Act stating that although the waiting period under the HSR Act for the proposed transaction will soon expire, the staff of the Federal Trade Commission’s Bureau of Competition has not yet completed its non-public investigation of the proposed transaction and that if the parties close the proposed transaction before the Federal Trade Commission has completed its investigation, they do so at their own risk inasmuch as the Federal Trade Commission may challenge the proposed transaction, even after the HSR Act waiting period has expired.  For the avoidance of doubt, Parent and the Company agree that the receipt by either or both of them of a Pre-consummation Warning Letter or other verbal or written communications from the staff of the Federal Trade Commission or Antitrust Division of the United States Department of Justice to the same effect shall not constitute grounds for the assertion that a condition to closing under Article 7 has not been satisfied.

(b)
Each of the Company and Parent shall, and Parent shall cause its Subsidiaries to, furnish to the other party all information necessary for any application or other filing to be made in connection with the transactions contemplated hereby.  Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing.  If a party hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Authority unless prohibited by such Governmental Authority.  The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(c)
Prior to the Closing, the Company shall give any notices to third parties counterparty to any Contracts to which the Company or any of its Subsidiaries is a party and shall use its reasonable best efforts to obtain consents and waivers with respect to Contracts to which the Company or any of its Subsidiaries is a party prior to the Closing (which may or may not be obtained); provided, however, that in no event will Parent or any of its Subsidiaries be required, and in no event shall the Company prior to the Effective Time, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), pay any fee, penalty or other consideration or make any accommodation to any third party to obtain any consent, approval or waiver required with respect to any such Contract.

(d)
If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated hereby as violative of any Applicable Law, each of the Company and Merger Sub shall, and shall cause their respective Affiliates to, cooperate and use their reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated hereby.

(e)
Parent shall vote (or act by written consent with respect to) all of the shares of capital stock of Merger Sub beneficially owned by it or any of its Subsidiaries or Affiliates in favor of the adoption of this Agreement in accordance with Applicable Law.

(f)
Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Merger or the other transactions contemplated by this Agreement; provided, however, that the foregoing shall in no way restrict Parent’s franchising activities in the ordinary course (including any refranchising or repurchasing of units to or from franchisees).

Section 6.12
Public Announcements.  Neither the Company nor Parent, nor any of their respective controlled Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with counsel, that it is required by Applicable Law, legal proceeding, or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such press release or other announcement; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 6.03 or with respect to its receipt and consideration of any Acquisition Proposal except as required by Section 6.03(d); provided, further, neither the Company, on the one hand, nor Parent or the Merger Sub, on the other hand, shall be required to consult with the other before issuing any press release or making any other public statement with respect to the termination of this Agreement and the effects or consequences thereof if this Agreement has been terminated in accordance with Section 8.01; provided,  further, each party hereto and their respective controlled Affiliates may make disclosures or statements that are substantially the same as previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.12 and do not contain any information relating to the Company, Parent or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 6.12.  Prior to making any written communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.  In no way limiting the above, if the Company or any of its Subsidiaries, as applicable, intends to modify a Company FDD or any other franchise related materials for the purpose of offering or selling any Franchise and or development agreements, the Company shall submit such materials to Parent for its review of any statements or information relating to Parent, Merger Sub or their Affiliates, and/or the Merger.

Section 6.13
Section 16 Matters.  Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law in connection with the transactions contemplated by this Agreement and, for that compensatory and retentive purpose, agree to the provisions of this Section 6.13.  Accordingly, promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.14
Confidentiality.  Parent and the Company hereby acknowledge and agree to continue to be bound by the letter agreement dated as of August 12, 2021 between Parent and the Company (the “Confidentiality Agreement”); provided, that (a) the actions taken by Parent, Merger Sub or their Affiliates or their respective Representatives to the extent necessary to comply with Parent’s or Merger Sub’s obligations under this Agreement shall not be deemed to be a violation of the Confidentiality Agreement, and (b) the confidentiality, non-disclosure and use restrictions on Parent and its Affiliates and Representatives under the Confidentiality Agreement shall terminate upon the Closing.

Section 6.15
Stock Exchange Delisting.  The Company shall cooperate with any reasonable request of Parent, and in respect thereof use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of the NASDAQ to enable delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time (and, in any event, within ten (10) days after the Closing Date).

Section 6.16
Debt Financing.

(a)
Parent shall use its reasonable best efforts to take (taking into account the expected timing for Closing), or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain, no later than the Closing Date, the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including (i) maintaining in effect the Debt Commitment Letter in accordance with and subject to the terms and conditions set forth therein (it being understood that the Debt Commitment Letter may be replaced or amended as provided below), (ii) negotiating definitive agreements with respect to the Debt Financing or any Alternative Debt Financing (the “Definitive Debt Agreements”) substantially consistent with (or better than) the terms and conditions contained in the Debt Commitment Letter (including, as necessary, any “market flex” provisions contained in any related fee letter), (iii) satisfying on a timely basis (or obtaining a waiver of) all conditions in the Debt Commitment Letter and the Definitive Debt Agreements applicable to Parent or its Affiliates that are within their control and (iv) complying with the covenants applicable to it in the Debt Commitment Letter and in the Definitive Debt Agreements for the Debt Financing that are within its control to the extent the failure to comply with such covenants could adversely impact the amount, certainty or timing, or the availability of, the Debt Financing or Alternative Debt Financing at the Closing.  In the event that all conditions contained in the Debt Commitment Letter have been satisfied, Parent shall use its reasonable best efforts to cause the Debt Financing Sources to fund the Debt Financing at Closing (including by promptly taking enforcement action in the event of a material breach by the Debt Financing Source of their obligations under the Debt Commitment Letter or Definitive Debt Agreements (it being understood that a breach consisting of a refusal to fund in accordance with the terms of the Debt Commitment Letter or Definitive Debt Agreements, as applicable, will be considered a material breach for purposes hereof)). Other than amendments, modifications or supplements to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties to the Debt Commitment Letter (but if and only if the addition of such additional parties, individually or in the aggregate, and together with any amendments or modifications to the Debt Commitment Letter in connection therewith, would not result in the occurrence of a Restricted Commitment Letter Amendment (as defined below), Parent shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed) permit any amendment or modification to, or any waiver of any material provision or remedy under, the Debt Commitment Letter or Definitive Debt Agreements if such amendment, modification, waiver or remedy (A) adds new (or expands or adversely amends or modifies any existing) conditions to the consummation of the Debt Financing in a manner that could reasonably be expected to (x) prevent or delay the Closing or (y) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, less likely to occur in any respect, (B) reduces the amount of the Debt Financing to an amount that would be less than the amount that would be required to pay the Financing Amount, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Debt Agreements, (D) waive any remedy available to Parent or its Affiliates thereunder or adversely affect the ability of Parent or its Affiliates to enforce or cause the enforcement of its rights under the Debt Financing, (E) allow for the early termination of the Debt Commitment Letter or (F) could reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement (clauses (A)-(F), collectively the “Restricted Commitment Letter Amendments”). In the event that any portion of the Debt Financing becomes unavailable, or Parent reasonably expects may become unavailable, on the terms and conditions in the Debt Commitment Letter, regardless of the reason therefor (other than Parent has the right to terminate this Agreement pursuant to Section 8.01 hereof), or if Parent reasonably believes that an alternative debt financing (which, for the avoidance of doubt, will include the Series 2022-1 Term Notes referred to in the Debt Commitment Letter) will be more likely to be consummated than the Debt Financing contemplated by the Debt Commitment Letter, Parent will (i) use its reasonable best efforts to obtain alternative debt financing (in an amount at least equal to the Financing Amount) from the same or other sources (the “Alternative Debt Financing”) and (ii) promptly notify the Company of such unavailability and the reason therefor or such determination that an Alternative Debt Financing will be more likely to be consummated than the Debt Financing contemplated by the Debt Commitment Letter.  For the purposes of this Section 6.16 (other than as expressly provided otherwise), the term “Debt Financing” shall be deemed to include any Alternative Debt Financing arranged in compliance herewith, and the term “Debt Commitment Letter” and “Definitive Debt Agreement” shall be deemed to include any commitment letter (or similar agreement) or definitive agreement with respect to any such Alternative Debt Financing; provided, that, notwithstanding anything to the contrary herein, in no event shall any Alternative Debt Financing or amendment with respect to the Debt Commitment Letter be deemed to adversely expand the obligations set forth in this Section 6.16 of the Company and its Subsidiaries.

(b)
Parent shall promptly notify the Company in writing (i) of any breach or default (or, to its knowledge, any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter or the Definitive Debt Agreement, (ii) of the receipt by any of Parent or Merger Sub or any of their Affiliates of any written notice from any Debt Financing Source with respect to any actual or threatened breach, dispute, termination or repudiation by any party to any Debt Commitment Letter or the Definitive Debt Agreement (but excluding in each case, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or any Definitive Debt Agreement with respect thereto), (iii) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing necessary to fund the Financing Amount on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or pursuant to an Alternative Debt Financing at or prior to the time that the Closing is required to occur pursuant to the terms hereof and (iv) of the termination or expiration of the Debt Commitment Letter or Definitive Debt Agreement. Upon the request of the Company, Parent shall keep the Company reasonably informed (and provide information reasonably requested by the Company) including, without limitation, relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence; provided that Parent shall not be obligated to provide any information that would jeopardize any attorney-client privilege) on a reasonably current basis of the status of its efforts to consummate the Debt Financing. Notwithstanding the foregoing, compliance by Parent with this Section 6.16(b) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Debt Financing is available; provided, that any breach by Parent of this Section 6.16(b) shall not cause the condition in Section 7.03(b) to fail to be satisfied if Parent obtains the Debt Financing in the amount no less than the Financing Amount at or prior to the Closing Date.

(c)
Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, as jointly determined by the Company and Parent and at Parent’s sole expense, to provide, all cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries); including using reasonable best efforts to, upon Parent’s reasonable request: (i) participate in a reasonable number of virtual meetings, conference calls, presentations, road shows, due diligence sessions and sessions with arrangers, potential lenders and/or rating agencies, at reasonable times and locations mutually agreed, and upon reasonable notice; (ii) assist Parent with the preparation of (but shall have no obligation to prepare) customary rating agency presentations, bank information memoranda, offering memoranda, confidential information memoranda, private placement memoranda, prospectuses and similar marketing documents and investor and lender presentations (including a customary authorization letter) required in connection with the Debt Financing; (iii) assist Parent in connection with the preparation of (but not executing prior to the Closing) any loan agreement, guarantees, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or the Lenders and otherwise reasonably cooperating with Parent and the Lenders in facilitating the pledging of collateral and the granting of security interests relating to the collateral if required by the Debt Commitment Letter, it being understood that such documents will not take effect until the Closing; (iv) provide or obtain customary closing, solvency and perfection certificates and insurance, in each case, as reasonably requested by Parent provided that they are contingent on the completion of the Debt Financing; (v) take all corporate and other customary actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing; (vi) obtain from the Company’s existing banking lenders customary payoff letters, lien releases and instruments of termination or discharge; (vii) as promptly as practicable, furnish Parent with such pertinent historical consolidated financial statements and other pertinent historical financial information regarding the Company as may be reasonably requested by Parent for the  consummation  of  the  Debt  Financing and provide Parent with information reasonably requested by Parent in connection with (but not be responsible for) Parent’s preparation of customary pro  forma financial information and pro forma financial statements; and (viii) at least three (3) Business Days prior to the Closing Date, provide all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date that relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and customary beneficial ownership certifications.  The foregoing notwithstanding, nothing in this Section 6.16(c) or otherwise shall require (i) any persons who are directors of the Company or any of its Subsidiaries prior to the Closing Date to pass resolutions or consents to approve or authorize any aspect of the Debt Financing to the extent they are not continuing in the same role following the Closing Date; (ii) the Company and its Subsidiaries to pass resolutions or consents to approve or authorize any aspect of the Debt Financing prior to the Closing that is not contingent on the occurrence of the Closing; (iii) the Company or any of its Subsidiaries or any of their respective Representatives to enter into any agreement (other than customary authorization letters and  KYC/beneficial ownership  certification  documentation) or undertake any obligation which becomes effective prior to the Closing and that is not contingent on the occurrence of the Closing; (iv) the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other cost or expense, in each case prior to the Closing that is not contingent on the occurrence of the Closing; (v) the Company, any Subsidiary or any Representative thereof to deliver any opinion; (vi) the Company or any of its Subsidiaries to take any action that could reasonably be expected to (A) conflict with, or result in any violation or breach of, or default under, the organizational documents thereof, any applicable Law, or any material contract to which it is a party; (B) result in the waiver of any legal privilege; (C) cause any condition to the Closing set forth in Article 7 to not be satisfied; or (D) cause a breach of this Agreement; (viii) any Representative of the Company to deliver any certificate or take any other action in any personal capacity; or (ix) the preparation of quarterly or annual financial statements for the Company with a different fiscal quarter or fiscal year end than the Company’s current fiscal quarter and fiscal year end dates.

(d)
Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonably attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation contemplated by Section 6.16(c) (other than the preparation of its normal quarterly and annual financial statements).  Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs, charges or expenses (including reasonable attorneys’ fees), suffered or incurred by them (A) in connection with (i) the Debt Financing (including the arrangement or obtaining thereof), (ii) any action taken by them pursuant to Section 6.16(c), or (iii) any information utilized in connection with the Debt Financing except with respect to any historical financing statements or other information provided by or on behalf of the Company or any of its Subsidiaries in writing specifically for use in connection with any Debt Financing or (B) to the extent any of the foregoing are attributable to the bad faith, willful misconduct or fraud of the Company or its Representatives.

(e)
The Company hereby consents to the reasonable and customary use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Subsidiaries or the reputation or goodwill of the Company or any of the Subsidiaries.

Section 6.17
Indemnification by Parent.  In the event that the Company or any of its respective officers, directors, members, employees, agents, representatives, Affiliates or any person who controls any of them within the meaning of the federal securities Laws (each such entity and person collectively being referred to hereinafter as an “Indemnified Party”) becomes involved in any capacity in any actual or threatened investigation, dispute (whether or not formal Proceedings are instituted and whether or not the Indemnified Party is a party), or Proceeding (in court, arbitration, mediation or otherwise) related to, based on or arising out of any matter set forth on Exhibit 6.17 (a “Parent Matter”), then Parent shall (a) indemnify and hold harmless and, if requested, defend, each Indemnified Party from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable and documented out-of-pocket legal fees and costs and expert or other professional fees and costs), and liabilities of any kind suffered or incurred by such Indemnified Party related to, based on or arising out of such Indemnified Party’s involvement in any capacity in such actual or threatened investigation, dispute (whether or not formal Proceedings are instituted and whether or not the Indemnified Party is a party), or Proceeding (in court, arbitration, mediation or otherwise) related to, based on or arising out of such Parent Matter and (b) advance to each Indemnified Party all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented legal fees and costs and expert or other professional fees and costs) incurred by such Indemnified Party related to, based on or arising out of the Indemnified Party’s involvement in any capacity in such actual or threatened investigation, dispute (whether or not formal Proceedings are instituted and whether or not the Indemnified Party is a party), or Proceeding (in court, arbitration, mediation or otherwise) related to, based on or arising out of such Parent Matter within five (5) Business Days of such an advancement request.  The foregoing is not intended as, and shall not be deemed or construed as, an admission by Parent or any of its Affiliates or Representatives to any third party of any matter whatsoever.

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.01
Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a)
the Stockholder Approval shall have been obtained;

(b)
no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; provided, that the party seeking to assert this condition shall have used those efforts required hereunder (including under Section 6.11) to resist, lift or resolve such Order or Applicable Law; and

(c)
the applicable waiting period (and any extension thereof, subject to Section 6.11) applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 7.02
Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or, to the extent permitted by Applicable Law, waiver by Parent of, on or prior to the Closing, of the following conditions:

(a)
the representations and warranties of the Company set forth in: (i) Sections 4.04(a), 4.04(b) and 4.04(c) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be true and correct only as of such specified date), except for de minimis accuracies, (ii) Section 4.02 (Corporate Authorization), Section 4.03(a)(i) (Consents and Approvals; No Violations), Sections 4.04(d) and 4.04(e) (Capitalization) and Section 4.24 (Brokers’ Fees) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only as of such specified date); and (iii) Article 4 (other than the representations and warranties referred to in the foregoing clauses (i) and (ii)) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as such date (except for any such representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only as of such specified date), except in the case of this clause (iii) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)
the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

(c)
since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d)
Parent shall have received at the Closing a certificate signed on behalf of the Company by an authorized officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied; and

(e)
the Company shall have delivered to Parent and Merger Sub a duly completed and executed affidavit, dated as of the Closing Date and issued in form and substance as required pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), certifying under penalties of perjury that the Company Common Stock is not a United States real property interest within the meaning of Section 897(c) of the Code, accompanied by an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing.

Section 7.03
Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction, or, to the extent permitted by Applicable Law, waiver by the Company of, on or prior to the Closing, of the following conditions:

(a)
the representations and warranties of Parent and Merger Sub set forth in: (i) Section 5.02 (Corporate Authorization), Section 5.03 (Consents and Approvals; No Violations) and Section 5.11 (Brokers’ Fees) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent any such representation or warranty expressly relates to a specified date, in which case such representation or warranty shall be so true and correct only on and as of such specific date), and (ii) Article 5 (other than the representations and warranties referred to in the foregoing clause (i)) hereof shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are made on and as of a specified date, in which case such representation or warranty shall be so true and correct only as of such specified date), except in the case of this clause (ii) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)
Parent and Merger Sub shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c)
the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Section 7.04
Frustration of Conditions.  Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Sections 7.01 or 7.02 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement.  The Company may not rely on the failure of any condition set forth in Sections 7.01 or 7.03 to be satisfied if such failure was caused by the Company’s failure to perform any of its obligations under this Agreement.

Section 7.05
Waiver of Conditions.  All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

ARTICLE 8
TERMINATION

Section 8.01
Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)
by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b)
by either Parent or the Company, upon written notice to the other party, if the Merger has not been consummated on or before June 6, 2022 (the “End Date”) (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that if as of such date, all of the conditions to Closing set forth in Article 7 have been satisfied or (to the extent permitted by Applicable Law) waived other than (i) the conditions set forth in Section 7.01(b) (solely to the extent such condition has not been satisfied due to any failure to obtain any applicable clearances under the HSR Act) and Section 7.01(c) and (ii) those conditions that by their terms are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time, then the End Date will be automatically extended until September 6, 2022 (and such date will then be the End Date); provided further, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of, or resulted in the failure of the conditions to Closing set forth in Article 7 to be satisfied;

(c)
by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall not have (i) breached in any material respects its obligations under Section 6.11 and (ii) been the primary cause of such Order due to failure to perform any such obligations;

(d)
by either Parent or the Company, upon written notice to the other party, if the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(e)
by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) calendar day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if, at the time of such termination, either Parent of Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f)
by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) calendar day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if, at the time of such termination, the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(g)
by Parent, upon written notice to the Company, if, prior to the Stockholder Approval, the Company Board or any committee thereof shall have effected an Adverse Recommendation Change; provided, however, the exercise of such termination right by Parent must occur within ten (10) days after, the Adverse Recommendation Change;

(h)
by the Company, upon prior written notice to Parent, if (i) prior to the Stockholder Approval the Company Board shall have effected an Adverse Recommendation Change in order to enter into an Alternative Acquisition Agreement in connection with a Superior Proposal in accordance with Section 6.03, (ii) the Company has complied in all material respects with Section 6.02 and Section 6.03 and (iii) the Company immediately prior to or concurrently with such termination pays to Parent the Company Termination Fee; or

(i)
by the Company, upon prior written notice to Parent, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) the Company has notified Parent in writing that (A) all conditions set forth in Section 7.03 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 7.03 and (B) the Company is ready, willing and able to consummate the Merger, and (iii) Parent and Merger Sub have failed to consummate the Merger within two (2) Business Days after the Closing is required to occur pursuant to Section 2.01.

Section 8.02
Effect of Termination; Payment of Termination Fee.

(a)
If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the Confidentiality Agreement, the provisions of Section 6.12, Section 6.14, Section 6.17, this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01.  Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 8.02(a), but subject in each case to Section 8.02(b), nothing shall relieve any party hereto from liability for an intentional or willful material breach of its covenants or agreements set forth in this Agreement prior to such termination.

(b)
In the event that:

(i)
this Agreement is terminated (A) by Parent pursuant to Section 8.01(g) (Adverse Recommendation Change) and neither Parent nor Merger Sub are in material breach of this Agreement at the time of such termination or (B) by Parent or the Company pursuant to Section 8.01(d) (Failure to Obtain Stockholder Approval) if, at the time of such termination pursuant to Section 8.01(d), Parent would have been entitled to terminate this Agreement pursuant to Section 8.01(g);

(ii)
this Agreement is terminated by the Company pursuant to Section 8.01(h) (Company Superior Proposal) and neither Parent nor Merger Sub are in material breach of this Agreement at the time of such termination; or

(iii)
(A) this Agreement is terminated by (1) Parent or the Company pursuant to Section 8.01(b) (End Date) (but in the case of termination by the Company pursuant to Section 8.01(b), only if at such time Parent had the right to terminate this Agreement pursuant to Section 8.01(b)), (2) Parent or the Company pursuant to Section 8.01(d) (Failure to Obtain Stockholder Approval) or  (3) Parent pursuant to Section 8.01(e) (Company Breach); (B) prior to (1) such termination, in the case of a termination pursuant to Section 8.01(b) (End Date) or Section 8.01(e) (Company Breach), or (2) the Stockholder Meeting, in the case of a termination pursuant to Section 8.01(d) (Failure to Obtain Stockholder Approval), an Acquisition Proposal shall have been made publicly or to the Company Board, and not withdrawn; and (C) within twelve (12) months of the date this Agreement is terminated the Company consummates or enters into a definitive agreement for an Acquisition Proposal (whether or not such Acquisition Proposal is subsequently consummated); and (D) neither Parent nor Merger Sub are in material breach of this Agreement at the time of such termination; provided, that, for purposes of this Section 8.02(b)(ii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%.

then the Company shall pay Parent the Company Termination Fee by wire transfer of same-day funds to an account designated by Parent (A) in the case of Section 8.02(b)(i), within two (2) Business Days after such termination, (B) in the case of Section 8.02(b)(ii), immediately prior to or concurrently with such termination or (C) in the case of Section 8.02(b)(iii) on the earlier of the date that the Company consummates or enters into the Acquisition Proposal (or no later than the next Business Day if such event occurs on a day that is not a Business Day).  In the event that Parent shall become entitled to receive payment of the Company Termination Fee pursuant to this Section 8.02(b), then the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or Proceeding against the Company, any of its Affiliates or any of their respective directors, officers and employees for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination.  If the Company fails to pay the Company Termination Fee and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portions thereof, then the Company shall pay Parent or Merger Sub its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c)
For the avoidance of doubt, any payment made by the Company under Section 8.02(b) shall be payable only once with respect to Section 8.02(b) and not in duplication even though such payment may be payable under one or more provisions hereof.

(d)
In the event that this Agreement is terminated pursuant to Section 8.01(f) (Parent Breach) or Section 8.01(i) (Failure to Close), and the Company is not in material breach of this Agreement at the time of either such termination, then Parent shall pay the Company the Parent Termination Fee by wire transfer of same-day funds within two (2) Business Days after such termination.  In the event that the Company shall become entitled to receive the payment of the Parent Termination Fee pursuant to this Section 8.02(d), and Parent or Merger Sub are not otherwise in an intentional or willful material breach of Sections 6.16(a), 6.16(b) or 6.16(d) of this Agreement, the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and except for payment of the Parent Termination Fee, neither Parent nor Merger Sub shall have any further liability, whether pursuant to a claim at law or in equity, to the Company or any of its Affiliates under this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and the Company shall not be entitled to bring or maintain any claim, action or Proceeding against Parent, Merger Sub or any of their respective directors, officers and employees for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Parent Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided, however, that Parent’s indemnification obligations set forth in Section 6.17 hereof shall not be affected by this sentence, and the Indemnified Parties shall continue to have rights to indemnification by Parent thereunder notwithstanding any prior payment of the Parent Termination Fee.  If Parent fails to pay the Parent Termination Fee and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Fee or any portions thereof, then Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).  Nothing in this Section 8.02(d) shall preclude the right of the Company to pursue specific performance pursuant to Section 9.09.

(e)
For the avoidance of doubt, the Parent Termination Fee shall be payable only once and not in duplication even though such payment may be payable under one or more provisions hereof.

(f)
Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.02 are an integral part of the Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 8.02 are not a penalty but rather constitute liquidated damages in a reasonable amount to compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Agreement, and (iii) without the agreements contained in this Section 8.02, the parties hereto would not have entered into this Agreement.

ARTICLE 9
MISCELLANEOUS

Section 9.01
Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (b) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by e-mail (provided confirmation of e-mail receipt is obtained), in each case as follows:

if to Parent, Merger Sub, or the Surviving Corporation, to:

Jack in the Box Inc.
9357 Spectrum Center Blvd.
San Diego, California 92123
Attention:	Sarah Super, Senior Vice President, Chief Legal & Risk Officer and Corporate Secretary
Email:	Sarah.Super@jackinthebox.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, California 90067
Attention:	Jonathan K. Layne; Andrew Friedman
Facsimile No.:	310-552-7053; 310-552-7067
Email:	JLayne@gibsondunn.com; AFriedman@gibsondunn.com

if to the Company (prior to the Merger) to:

Del Taco Restaurants, Inc.
25521 Commercentre Drive, Suite 200
Lake Forest, California 92630
Attention:	John Cappasola and Steve Brake
Email:	jcappasola@deltaco.com; sbrake@deltaco.com

with a copy to (which shall not constitute notice):

McDermott Will & Emery LLP
444 West Lake Street
Suite 4000
Chicago, Illinois  60606-0029
Attention:  Scott Williams and Eric Orsic
Facsimile No.:  1-312-984-7700
Email:	swilliams@mwe.com eorsic@mwe.com

Section 9.02
No Survival of Representations and Warranties.  The covenants, representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, however, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Date.

Section 9.03
Amendments and Waivers.

(a)
Subject to Section 9.15(f), any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following receipt of the Stockholder Approval, no amendment may be made that requires the further approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)
No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04
Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.  For the avoidance of doubt, Parent shall pay all filing fees payable pursuant to (a) the HSR Act and (b) any other Antitrust Laws.

Section 9.05
Assignment; Benefit.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time, (b) after the Effective Time, to any parties providing secured debt financing for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing, and (c) after the Effective Time, to any Person; provided, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder.  Notwithstanding anything contained in this Agreement to the contrary and subject to Section 9.15(f), nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (x) the rights of the Company’s stockholders to receive the Per Share Merger Consideration at the Effective Time pursuant to the terms and conditions of this Agreement, (y) the rights of the holders of Company Equity Awards to receive the payments in respect thereof following the Effective Time pursuant to Section 2.06, and (z) the rights of the Indemnified Parties pursuant to Section 6.11.  For the avoidance of doubt, prior to the Effective Time, the rights and remedies conferred on the Company’s stockholders pursuant to Article 2 concerning payment of the Aggregate Merger Consideration and on the holders of Company Equity Awards concerning the payments in respect thereof pursuant to Section 2.06 may only be enforced by the Company acting on the behalf of the Company’s stockholders and holders of Company Equity Awards.  The parties hereto further agree that  the rights of third-party beneficiaries under this Section 9.05 and Section 9.15(f) shall not arise unless and until the Merger is consummated.

Section 9.06
Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 9.07
Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of each such court in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby irrevocably waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts.  Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08
Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION Section 9.08.

Section 9.09
Specific Performance.

(a)
The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, accordingly that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Jaw or in equity in connection with this Agreement.  The parties hereto agree that unless and until this Agreement is validly terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (for the avoidance of doubt, including to specifically enforce a party’s obligation to effect the Closing), without bond, or other security being required, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement.  The parties hereto further agree that following Parent’s valid termination of this Agreement in accordance with Section 8.01, Parent shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to enforce specifically the Company’s surviving obligations herein, including with respect to the payment of any fraud remedies under Section 8.02 or the payments of the Company Termination Fee to which Parent is entitled under Section 8.02.

(b)
The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including fraud remedies) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing fraud remedies), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.  Notwithstanding anything to the contrary contained in this Agreement, while the Company may pursue both a grant of specific performance pursuant to this Section 9.09 and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 8.02), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance to require Parent and Merger Sub to effect the Closing and pay the Parent Termination Fee.

Section 9.10
Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11
Parent Guarantee.  Parent shall cause Merger Sub to comply in all respects with each of the covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement.  As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance.  As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.12
Entire Agreement; No Reliance.

(a)
This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b)
Each party hereto agrees that, except for the representations and warranties of the Company contained in Article 4 of this Agreement and of Parent and Merger Sub contained in Article 5 of this Agreement, or in any certificate delivered expressly pursuant to this Agreement, and the representations and warranties of the parties to the Voting Agreement expressly set forth therein, none of the Company, Parent or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing.  Without limiting the generality of the foregoing, except to the extent and as expressly covered by a representation and warranty made by the Company in this Agreement, each of Parent and Merger Sub agrees that neither the Company nor any of its Subsidiaries makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries.

Section 9.13
Rules of Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.14
Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15
Debt Financing Source Matters.  The parties hereby agree that (a) the Debt Financing Sources shall not have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 9.15 shall limit the liability or obligations of the Debt Financing Sources under the Debt Commitment Letter (or any fee letters associated therewith) to Parent or Merger Sub), (b) the Debt Commitment Letter (or any fee letters associated therewith) shall be governed by and construed in accordance with the Applicable Laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, (c) any Proceeding which may arise pursuant to the Debt Financing, the Debt Commitment Letter (or any fee letters associated therewith) or the performance of services thereunder or the transactions contemplated thereby is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of the Debt Financing, the Debt Commitment Letter (or any fee letters associated therewith) or the performance of services thereunder, (d) any Proceeding which may arise pursuant to the Debt Financing, the Debt Commitment Letter (or any fee letters associated therewith) or the performance of services thereunder or the transactions contemplated thereby shall be brought solely in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each party hereto irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum, and agreed that it will not, and will not support any of its Affiliates in bringing, any Proceeding in any other court, (e) only Parent and Merger Sub (including their respective successors and assigns) and the other parties to the Debt Commitment Letter at their own direction shall be permitted to bring any Proceeding against the Debt Financing Sources for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter and (f) the Debt Financing Sources are express and intended third party beneficiaries of Section 6.16 (Debt Financing), Section 8.02(e) (Termination Fee), Section 9.03 (Amendments), Section 9.05 (Assignment; Benefit) and this Section 9.15.  Notwithstanding anything to the contrary contained herein, no modification, waiver or termination of Section 6.16 (Debt Financing), Section 8.02(e) (Termination Fee), Section 9.03 (Amendments), Section 9.05 (Assignment; Benefit) or this Section 9.15 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any such Section) that is adverse to any Debt Financing Source shall be effective as to such Debt Financing Source without the prior written consent of such Debt Financing Source.  This Section 9.15 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JACK IN THE BOX INC.

By	/s/ Darin Harris
Name:	Darin Harris
Title:	Chief Executive Officer

DEL TACO RESTAURANTS, INC.

By	/s/ John Cappasola
Name:	John Cappasola
Title:	President and Chief Executive Officer

Signature Page to Merger Agreement